UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
SYNCHRONOSS TECHNOLOGIES, INC. (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ANNUAL BUSINESS HIGHLIGHTS

14%
YoY Cloud Subscriber Growth

>32M+
+Message Subscribers in Japan

TIER 1
Signed Multi-year Agreement of Tier 1 Cloud Customer

$20.3M
Improvement in Operating Income

PERSONAL CLOUD
Unveiled Next Generation Personal Cloud Platform

$50M
Reduction in Costs and Expenses

$8.1M
YoY Increased Cash Flow

450+
Volunteer Hours Contributed to Over 15 Organizations Globally

2.6M
Reduction of an Estimated 2.6M Kilowatt Hours of Energy Spend Annually

synchronoss

2023 NOTICE OF MEETING AND PROXY STATEMENT

Fellow Stockholders,

In 2022, Synchronoss further cemented our position as a leader in Cloud, Messaging, and our NetworkX products, driving new revenue streams for our customers and giving people around the globe new ways to connect and stay in sync with their digital content.

Our 2022 strategy centered on three fundamental themes: securing new business with existing customers, expanding our global customer base, and delivering anchor features that differentiate Synchronoss from our competitors. This focus on growth coupled with our disciplined approach to managing our cost structure, resulted in material improvements to profitability and cash flow. We achieved a nearly $50 million reduction in expenses, ending the year with an $8.1 million increase in free cash flow as compared to fiscal year 2021 and a $20.3 million improvement in operating income year-over-year.

To achieve these results, we made strides in each of our business lines. We unveiled our next generation cloud with new engaging features such as Advanced Highlights and Genius, putting generative AI and deep learning front and center helping to drive user engagement. We closed the year with double-digit Cloud subscriber growth for the eleventh consecutive quarter and signed a brand-new cloud contract with a tier one carrier. We fully expect to build on this growth pattern, with continued subscriber adoption from current customers, welcoming new customers and realizing new revenue streams from new contracts signed in 2022.

Synchronoss’ Messaging products delivered significant gains, fueled by growth in Asia where we achieved a new milestone, reaching more than 32 million rich communications services (“RSC”) based +Messaging subscribers across the three Japanese carriers and expanded to over 50 million users on Synchronoss’ Email Suite for one of our long-standing customers. In Europe, we signed multi-year extension agreements with Fastweb and another leading telcommunications provider in Italy.

In an important step to modernize our market presence, we rebranded our digital portfolio as NetworkX to better reflect our value proposition of helping carriers efficiently manage their network infrastructure and control costs. Our upgraded NetworkX portfolio was a leading factor in securing new business, including a multi-year agreement with Consolidated Communications.

With a fervent eye on corporate citizenship, we continued to prioritize our Environmental, Social, and Governance (ESG) work. Our ESG programs run in parallel with our more traditional company goals to help shape who we are and how we do business. From reducing our energy consumption, to giving back to our communities, administering ethical policies, practices, controls – and more, we believe our commitment to ESG gives stakeholders another reason to do business with us.

Looking ahead, our strategy for 2023 is straightforward. We will build on the momentum we created across the business. We will continue to improve our cost structure with the goal of increasing profitability, and we will rely on the entrepreneurial spirit and innovative talent of our employees to deliver value to our customers and shareholders.

Sincerely,

Jeffrey G. Miller President and Chief Executive Officer May 1, 2023
Synchronoss Technologies

2023 NOTICE OF MEETING AND PROXY STATEMENT

Synchronoss Technologies, Inc.
200 Crossing Boulevard, 8th Floor
Bridgewater, New Jersey 08807
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF SYNCHRONOSS TECHNOLOGIES, INC.
Notice is hereby given that Synchronoss Technologies, Inc. (the “Company”) will hold its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on June 14, 2023 at 11:00 a.m. Eastern Time via a live interactive audio webcast on the internet. You will be able to vote and submit your questions at www.virtualshareholdermeeting.com/SNCR2023 during the meeting. We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:
•	Election of two Class II members of the Company’s Board of Directors to serve until the 2026 annual meeting of stockholders of the Company;
•	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2023;
•	Advisory vote on executive compensation;
•	Advisory vote on frequency of future advisory votes on executive compensation; and
•	Transaction of other business that may properly come before the meeting.
A Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement for our Annual Meeting of Stockholders (the “Proxy Statement”) and our annual report for the year ended December 31, 2022 on Form 10-K (together with the Proxy Statement, the “proxy materials”) through the internet or a printed copy of the proxy materials is being mailed to stockholders of record on or about May 1, 2023. The Notice also provides instructions on how to vote online, by telephone or by mail and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy materials can be accessed directly at the following internet address: http://materials.proxyvote.com/87157B.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The stock transfer books will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Synchronoss’ corporate headquarters at the address listed above for the ten-day period prior to the Annual Meeting.
Only stockholders of record at the close of business on April 17, 2023 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement.
If you have any questions concerning the annual meeting or the proposals, please contact our Investor Relations at (949) 574-3860. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company LLC, by e-mail through their website at www.astfinancial.com or by phone at (800) 937-5449 (within the U.S. and Canada) or (718) 921-8124 (outside the U.S. and Canada).
By order of the Board of Directors,

Christina B. Gabrys
Chief Legal Officer and Corporate Secretary
May 1, 2023
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 14, 2023.
The Proxy Statement and annual report to stockholders is available at http://materials.proxyvote.com/87157B.
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING VIA THE LIVE WEBCAST, PLEASE FOLLOW THE INTERNET VOTING INSTRUCTIONS ON YOUR NOTICE OR PROXY CARD TO ASSURE REPRESENTATION OF YOUR SHARES.
Synchronoss Technologies

Synchronoss Technologies i

PROXY SUMMARY
Proxy Summary
This proxy statement (“Proxy Statement”) is furnished in connection with solicitation of proxies by our Board of Directors (“Board”) for use at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held via a live interactive audio webcast on the Internet at 11:00 a.m. Eastern Time on June 14, 2023, and any postponements or adjournments thereof. Beginning on or about May 1, 2023, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials. As used in this Proxy Statement, the terms “Synchronoss,” the “Company,” “we,” “us,” and “our” mean Synchronoss Technologies, Inc. and its subsidiaries unless the context indicates otherwise.
Annual Meeting
Date: June 14, 2023	Time: 11:00 a.m. ET	Location: www.virtualshareholder meeting.com/SNCR2023
Ways to Vote If you are a stockholder of record, you may cast your vote in any of the following ways:

Vote in Person	Vote by Mail	Vote by Telephone	Vote by Internet
Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholder meeting.com/SNCR2023	If you received printed copies of the proxy materials by mail, you may vote by proxy by filling out, signing and dating the proxy card, and returning it in the envelope provided.	You may vote by proxy by telephone by following the instructions provided in the Notice or the proxy card, by calling (800) 690-6903.	You may vote by proxy via the Internet at www.proxyvote.com by following the instructions provided in the Notice or the proxy card.
If you are a beneficial owner holding shares through a bank, broker or other nominee, please refer to your Notice or other information forwarded by your bank or broker to see which voting options are available to you.
Proposals to be Voted On:
The following proposals will be voted on at the Annual Meeting of Stockholders.
Proposals		Board Recommendation	Required Vote
1	Election of two directors	✔ For Nominees	Plurality
2	Ratification of appointment of Ernst & Young LLP as independent registered public accountants	✔ For	Majority Voted
3	Advisory vote on executive compensation	✔ For	Majority Voted
4	Advisory vote on frequency of future advisory votes on executive compensation	✔ For every “1 year”	Most Cast
Synchronoss Technologies 1

Proxy Statement Highlights
The following summary provides general information about Synchronoss Technologies, Inc., referred to as Synchronoss or the Company, and highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider when deciding how to vote your shares. For further and more detailed information on the matters referenced below, prior to casting your vote, please carefully review the entire proxy statement and our 2022 annual report on Form 10-K. Our 2022 annual report on Form 10-K accompanies this proxy statement and was previously filed with the Securities and Exchange Commission, or SEC. In this proxy statement, we reference various information and materials available on our corporate website. We have included our website address in this proxy statement as an inactive textual reference only. Information on our website is not incorporated by reference in this proxy statement.
Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of United States securities laws, including without limitation, statements regarding environmental, social and governance matters. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “goal,” “believe,” “will,” “may,” “plan,” “expect,” “intend,” “priority,” “outlook,” “guidance,” “objective,” “forecast,” “anticipate,” “estimate,” “seek,” “trend,” “target” and “strategy,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this proxy statement is filed with the SEC. Important factors that may affect future results and outcomes include, but are not limited to those set forth in our 2022 annual report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any voting or investment decision. The forward-looking statements contained in this proxy statement should not be relied on as representing our expectations or beliefs as of any time subsequent to the time this proxy statement is first filed with the SEC, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.
Company Overview
At Synchronoss, our vision is to reimagine a world in sync. We empower our customers to connect with subscribers in trusted and meaningful ways. We offer simple to use white label software that helps our customers get to market with their vision faster and more efficiently, enabling them to provide their subscribers with connections to one another, the networks they rely on, the brands they love and the services they need. Our cloud and messaging products offer new ways for subscribers to communicate, engage with their content and each other, and relive memories, while our SpatialNX, ExpenseNX, and ConnectNX products help reduce our customers’ internal complexities.
2 Synchronoss Technologies

Our Values
Our Company values help shape who we are and what we can expect from each other. We strive to live our values in how we operate the Company so we can deliver on our commitments to our employees, our customers and our stockholders.

Synchronoss Technologies 3

2022 Business and Financial Highlights
In 2022, our commitment to expanding our flagship Synchronoss Personal Cloud™ offering and streamlining cost structures culminated in significant enhancements in profitability and free cash flow. These achievements build on our momentum and reinforce faith in our strategic trajectory.
Despite prevailing macro-economic challenges, we concluded the year with an impressive eleventh consecutive quarter of double-digit cloud subscriber growth. As promised, we introduced cutting-edge functionality through our next-generation cloud, which boasts AI and deep learning-driven features such as Genius, Advanced Highlights, Private Folder, and Backtrack. We also fortified existing customer relationships, with AT&T extending their contract and pledging to broaden marketing and distribution channels for the AT&T Personal Cloud, and our adoption of Verizon's private storage infrastructure, which optimized Verizon customers' digital content storage and eliminated the need for Synchronoss to make additional storage infrastructure investments. Additionally, we secured a new contract with a prominent mobile, telecommunications, and ISP services provider to deploy the Synchronoss Personal Cloud in 2023.
In our Messaging business, we experienced encouraging progress in European and Asia-Pacific markets. Over 32 million subscribers now utilize +Message, the RCS-based service offered by a consortium of Japanese carriers, with continued growth anticipated. We extended our long-standing relationship with a major global service provider in Asia, supporting over 50 million subscribers on the Synchronoss Email Suite, reflecting our dedication to long-term customer satisfaction and our email solution's unmatched scalability. We also expanded existing customer relationships in Europe, securing a three-year extension with FastWeb and migrating 13.5 million subscribers from another leading Italian telecommunications operator to the latest version of the Synchronoss Email Suite.
Our NetworkX business line (formerly “Digital” business) persistently created opportunities for clients to optimize network infrastructure and enhance operational efficiency. We inked a multi-year agreement with Consolidated Communications for the latest iteration of our ConnectNX product, the sole wholesale solution employing a blockchain distributed ledger for seamless partner transactions.
We maintained a steadfast focus on cost optimization throughout the organization, achieving an estimated $50 million reduction in costs and expenses. This accomplishment allowed us to maximize profitability and refine our business focus. As we look towards 2023, we believe several market factors are poised to bolster our momentum. Cloud and messaging solutions hold the potential to emerge as indispensable value-added services in the 5G ecosystem, driving customer engagement and revenue for carriers. In tandem, carriers are leveraging digital bundling strategies to streamline onboarding, consumption, billing, and authentication, promoting the adoption of premium rate plans, including personal cloud offerings. The introduction of fixed wireless access into the market has spawned a host of new connected devices, which is expected to stimulate demand for home-based cloud storage. Lastly, the integration of cloud into total protection services offered by carriers and insurance companies presents a natural synergy to safeguard the consumers' network, personal data, and hardware. We believe that we stand positioned in the market to meet these growing needs for the carriers and their consumers.
4 Synchronoss Technologies

Information about our Board of Directors
Our Board is presently comprised of six directors. Our restated certificate of incorporation provides for a classified board consisting of three classes of directors, each of which shall consist, as nearly as possible, of one-third of the total number of directors. Currently, each class consists of two directors. Each class serves a staggered three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire shall be elected (or re-elected) to serve from the time of election and qualification until the third annual meeting following their election.
Director Nominee	Age	Director Since	Committee Membership	Independent
Kristin S. Rinne	68	2018	Audit, Compensation, Nominating/Corporate Governance (Chair), Business Development	Yes
Martin F. Bernstein	36	2021	Audit, Compensation, Business Development	Yes
Continuing Directors
Stephen G. Waldis	55	2000	Business Development	No
Mohan S. Gyani	71	2019	Compensation (Chair), Business Development	Yes
Laurie L. Harris	64	2019	Audit (Chair), Nominating/Corporate Governance	Yes
Jeffrey G. Miller	59	2021	Business Development (Chair)	No
Board Diversity
Board Diversity Matrix as of March 31, 2023
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	4	0	0
Part II: Demographic Background
African American or Black	0	0	0	—
Alaskan Native or American Indian	0	0	0	—
Asian	0	1	0	—
Hispanic or Latinx	0	0	0	—
Native Hawaiian or Pacific Islander	0	0	0	—
White	2	3	0	—
Two or More Races or Ethnicities	0	0	0	—
LGBTQ+	0
Did Not Disclose Demographic Background	0
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Corporate Governance Summary

6 Synchronoss Technologies

Environmental, Social and Governance and Positive Corporate Culture
Environmental, Social and Governance (ESG)
Beginning with our Board, CEO and leadership team and proliferating throughout our organization, Synchronoss is working to conduct our business in a way that makes a positive impact on global issues and the communities in which we work and live. We consider our efforts in sustainability, engagement and inclusion, and achieving best practices in governance to be of paramount importance in providing value back to the global market and promoting an inclusive corporate culture where all employees can thrive. We believe that by incorporating initiatives in the key areas of ESG and employee benefits and engagement into our operations we not only improve our performance, but also create a construc tive culture that benefits our three key stakeholders: employees, customers and investors.
With the guidance of our Board and our senior leadership team, we have implemented a comprehensive program which demonstrates our commitment to ESG and corporate culture, which we continually evaluate against the market and best practices.
Highlights from the Initiatives under way:

Environmental Sustainability

We employ sustainable practices throughout our operations where possible to promote conservation and reduce waste. Over the last year we have rationalized our real estate portfolio resulting in a reduction of an estimated 2,632,865 kilowatt hours of energy spend annually. Additionally, we have begun a migration effort from standard virtual CPUs in our datacenters to Graviton processors, which consume 60% less energy. Synchronoss also offers a flexible work policy, which allows our employees to continue remote working, reducing the number of people commuting to our offices.

Social Responsibility

We believe it is our job to empower our people to achieve more—at work and in the community. We have established a global diversity, equity, and inclusion (DEI) committee, laying the groundwork to seamlessly embed DEI as part of our corporate culture and pave the way for a more comprehensive program. Our efforts include promotion of global awareness and inclusion through our “Celebrating Diversity” monthly e-newsletter and the engagement of a third party to assist in expanding our recruiting efforts into under-represented populations where we’ve previously had little visibility. We also launched the Sync Cares initiative, under which we provide employees paid time away from work to volunteer with the charitable organizations of their choice. Over the course of the year, we held our first annual Global Cares month, in which we came together as a Company to provide service to our communities. We had over 100 employees participate across five countries. The first year of the Sync Cares program was an unequivocal success, ultimately resulting in over 15 organizations receiving services and 450+ volunteer hours contributed. We are looking to expand this program in the coming year to engage more employees and deepen our reach into the communities in which we work and live.

Corporate Governance

At the Board level, our Audit Committee and Nominating/Corporate Governance Committee monitor the effectiveness of our corporate governance. At the leadership team level, our Chief Compliance Officer has established a cross-functional Governance, Risk and Compliance Committee which monitors, assesses, and controls risk across the business. We have rolled out a comprehensive training program covering the spectrum of governance and compliance topics in short easy-to-digest sessions and instituted an annual corporate policy review to ensure best practices across all corporate policies. Synchronoss has also established a Disclosure Committee with senior members from across the business to ensure all i nternal controls are functioning appropriately.

Positive Corporate Culture

At Synchronoss we believe that our people are the cornerstone to our success and as such, we are committed to providing our employees with a positive work environment that helps them realize their full potential. We strive to care for the whole employee and not just the development of their talent. As such, we delivered more than 100 interactive wellness webinars to the global team in 2022.
In a continued effort to build the corporate culture we strive to have, we expanded our employee engagement initiatives, including bringing our employees back together globally with Sync Socials in our offices, monthly Coffee Talks (an initiative where employees can sign up to meet with senior leaders in small groups in a casual setting), and Sync Cheers (an initiative whereby employees can give fellow team members a virtual “cheers” to thank them for living our values).
In addition to these cultural initiatives, we have comprehensive and competitive compensation and benefits programs and have developed initiatives geared toward employee development and training.

Synchronoss Technologies 7

Key Executive Compensation Governance Attributes
We believe that a sound executive compensation program is grounded in good governance practices and we have refined our long term incentive program and short term incentive program to include new metrics to best align our executive compensation with the interests of the stockholders.

8 Synchronoss Technologies

Questions & Answer about this Proxy Material & Voting Matters
Q:	Why am I receiving these proxy materials?
A:
Our Board is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held on June 14, 2023 at 11:00 a.m. Eastern Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth within this statement. The Notice of Annual Meeting, this Proxy Statement and accompanying form of proxy card are being made available to you on or about May 1, 2023. This Proxy Statement includes information that we are required to provide to you under rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares.

Q:	What is included in the proxy materials?
A:	The proxy materials include:
•	This Proxy Statement for the Annual Meeting;
•	Our Annual Report on Form 10-K for the year ended December 31, 2022; and
•	The proxy card or a voting instruction form for the Annual Meeting, if you have received the proxy materials in the mail.
Q:	How can I get electronic access to the proxy materials?
A:
The Company’s proxy materials are available at http://materials.proxyvote.com/87157B and at www.synchronoss.com. Our website address is included for reference only. The information contained on our website is not incorporated by reference into this Proxy Statement.

You can find directions on how to instruct us to send future proxy materials to you by email at www.proxyvote.com. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will continue until you terminate it.
Q:	Who can vote at the Annual Meeting?
A:
Our voting securities consist solely of our common stock (“Common Stock”), of which 93,495,028 shares were outstanding on the record date. Our Series B Preferred Stock (the “Series B Preferred Stock”), of which 70,700 shares were outstanding on the record date, are non-voting and non-convertible. Only holders of our Common Stock are entitled to vote at the Annual Meeting in connection with the matters set forth in this Proxy Statement. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices at 200 Crossing Boulevard, 8th Floor, Bridgewater, New Jersey for the ten-day period prior to the Annual Meeting.

Q:	How do I vote at the Annual Meeting?
A:	Stockholder of Record: Shares Registered in Your Name
If, on April 17, 2023, your shares of Common Stock were registered in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record and may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy on the internet or via telephone as instructed below or submit your proxy card to ensure your vote is counted.
If you are a stockholder of record, you may vote at the Annual Meeting or by one of the following methods:
•
By Internet — You may vote by proxy via the internet at www.proxyvote.com by following the instructions provided in the Notice or the proxy materials, by following the instructions provided in the proxy card.

•
By Telephone — You may vote by proxy via telephone by following the instructions provided in the Notice or, if you received printed copies of the proxy materials by mail, by calling the toll-free number found on the proxy card.

•	By Mail — If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
Synchronoss Technologies 9

•	By Internet During the Annual Meeting — Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/SNCR2023.
Please note that the internet (other than during the Annual Meeting) and telephone voting facilities for stockholders of record are available 24 hours a day and will close at 11:59 p.m., Eastern Time on June 13, 2023. The individuals named as proxies will vote your shares in accordance with your instructions.
We provide internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote. However, please be aware that you are responsible for any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on April 17, 2023, your shares of Common Stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you may direct your broker or other agent on how to vote the shares in your account.
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received instructions for granting proxies with these proxy materials from that organization rather than from us. A number of brokers and banks participate in a program provided through Broadridge Financial Services that enables beneficial holders to grant proxies to vote shares via telephone or the internet. If your shares are held by a broker or bank that participates in the Broadridge program, you may grant a proxy to vote those shares telephonically by calling the telephone number on the instructions received from your broker or bank, or via the internet at Broadridge’s website at www.proxyvote.com. To vote by internet during the Annual Meeting, you must obtain your 16-digit control number from your broker, bank, or other agent.
Q:	What do I need to be able to attend the Annual Meeting online?
A:
We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/SNCR2023. The webcast will start at 11:00 a.m. Eastern Time on June 14, 2023. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice, on your proxy card or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

Q:	How many votes do I have?
A:	Each share of our Common Stock you owned on the record date entitles you to one vote on each matter that is voted on.
Q:	What if I do not make specific voting selections?
A:	Stockholder of Record — If you are a stockholder of record and you:
•	Indicate when voting on the internet or by telephone that you wish to vote as recommended by our Board, or
•	Sign and return a proxy card without giving specific voting instructions, then your shares will be voted “For” the election of Kristin S. Rinne and Martin Bernstein as members of the Company’s Board of Directors, “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm for its fiscal year ending December 31, 2023, “For” the approval of the compensation of our named executive officers, and “For” every 1 year as the frequency of future advisory votes on the compensation of our named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Beneficial Owner — If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on
10 Synchronoss Technologies

“routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on any matter other than Proposal 2 with respect to your shares. This is generally referred to as a “broker non-vote.”
Q:	Can I change my vote after submitting my proxy?
A:	Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:
•
You may change your vote using the internet or telephone methods described above prior to 11:59 p.m., Eastern Time on June 13, 2023, in which case only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted.

•	You may submit another properly completed timely proxy card with a later date.
•	You may send a written notice that you are revoking your proxy to our Secretary at 200 Crossing Boulevard, 8th Floor, Bridgewater, New Jersey 08807.
•	You may attend and vote during the Annual Meeting. Simply attending the meeting will not, by itself, revoke your previously delivered proxy.
If you are a beneficial owner of your shares and wish to change or revoke your previously delivered proxy, you must contact the broker, bank or other agent holding your shares and follow their instructions for changing your vote.
Q:	Who is paying for this proxy solicitation?
A:
We will pay for the entire cost of soliciting proxies for the Annual Meeting. In addition to the proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials.

Q:	Why did I receive a notice regarding the availability of proxy materials on the internet instead of a full set of proxy materials?
A:
In accordance with SEC rules, we have elected to furnish our proxy materials, including this Proxy Statement and our annual report, primarily via the internet. Beginning on or about May 1, 2023, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the internet, how to vote at the meeting and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained at http://materials.proxyvote.com/87157B. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of our annual meetings.

Q:	What does it mean if multiple members of my household are stockholders, but we only received one Notice or full set of proxy materials in the mail?
A:
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders at that address. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the proxy materials, stockholders should send their requests to our principal executive offices, Attention: Secretary. Stockholders who hold shares in street name (as described below) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Q:	How are votes counted?
A:
Each share of Common Stock is entitled to one vote. Our Series B Preferred Stock is non-voting and not convertible into Common Stock. Votes will be counted by the inspector of election appointed for the Annual Meeting. Prior to the Annual Meeting, the

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inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will determine the number of shares represented at the Annual Meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties. The determination of the inspector of elections as to the validity of proxies will be final and binding.
Q:	What vote is required to approve each proposal?
Our directors are elected by a plurality of the votes cast at an annual meeting of stockholders, meaning the two nominees receiving the most “For” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. An instruction to “Withhold” authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as a vote against the nominee. If you do not instruct your broker how to vote with respect to this proposal, your broker may not vote with respect to this proposal. Abstentions and “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal, such broker or nominee does not have discretionary voting power) will have no effect on the election of a nominee.
Ratification of the appointment by our Board of Ernst & Young LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2023 requires a “For” vote from the majority of the outstanding shares that are present at the Annual Meeting or represented by proxy and cast affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as either “For” or “Against” this proposal and will have no effect on this proposal. Because this proposal is a routine matter, a broker or other nominee may generally vote, although several large brokerage firms have recently eliminated discretionary voting even for “routine” matters. Therefore, if you hold your shares through such brokerage firms, then your shares might not be voted, even for “routine” matters if you do not give voting instructions to your broker.
The advisory approval of the compensation of the Company’s NEOs as described in this Proxy Statement requires a “For” vote from the majority of all of the outstanding shares that are present at the Annual Meeting or represented by proxy and cast affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as either “For” or “Against” this proposal and will have no effect on this proposal. Even though your vote is advisory and therefore will not be binding on the Company, our Compensation Committee will review the voting results and take them into consideration when making future executive compensation decisions.
The frequency receiving the greatest number of votes cast by stockholders, as part of the advisory approval of the frequency of future advisory votes on the compensation of the Company’s NEOs as described in this Proxy Statement, will be deemed to be the preferred frequency of our stockholders. Abstentions and broker non-votes will not be counted as either “For” or “Against” this proposal and will have no effect on this proposal. Even though your votes are advisory and therefore will not be binding on the Company, our Compensation Committee will review the voting results and take them into consideration when making future decisions on the frequency of the stockholder advisory votes on the compensation of the Company’s NEOs.
If there are insufficient votes to approve any of the matters, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal(s). If the Annual Meeting is adjourned for any reason, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original Annual Meeting unless you revoke or withdraw your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.
Q:	Is my vote confidential?
A:	Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.
Q:	What is the quorum requirement?
A:
A quorum of stockholders is necessary to hold a valid stockholders meeting. A quorum will be present if a majority of the voting power of all of the Company’s outstanding shares is represented by stockholders present at the Annual Meeting or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If a quorum is not present, the chair of the meeting or the holders of a majority of the votes present at the Annual

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Meeting may adjourn the Annual Meeting to another date. Unless the polls have closed or you have revoked your proxy, your proxy will still be in effect and may be voted once the Annual Meeting is reconvened. However, you will still be able to change or revoke your proxy with respect to the proposals until the polls have closed for voting on the proposals.
Q:	How can I find out the results of the voting at the Annual Meeting?
A:
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be set forth in a Current Report on Form 8-K to be filed by the Company with the SEC no later than four business days after the Annual Meeting.

Q:	How can I submit a question at the Annual Meeting?
A:
If you want to submit a question during the Annual Meeting, log into www.virtualshareholdermeeting.com/SNCR2023, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be read and answered during the meeting, subject to time constraints. The Company will have the questions and answers available after the Annual Meeting and will provide them upon request.

Q:	What if I have technical difficulties or trouble accessing the Annual Meeting?
A:
If you encounter any technical difficulties with the virtual meeting platform on the meeting day, technical support phone numbers will be available on the virtual meeting registration page fifteen minutes prior to the start time of the meeting and will remain available until the Annual Meeting has ended.

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Corporate Governance at Synchronoss
Corporate Governance Guidelines
Synchronoss is committed to strong and systematic corporate governance, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board has adopted Corporate Governance Guidelines (the “Guidelines”), which are reviewed annually, to ensure we have implemented the most recent best practices in governance. This document sets forth the framework within which our Board can effectively function and govern the business. The Guidelines address, among other things, the composition and responsibilities of our Board, director independence, management succession planning and evaluation, access to information, executive sessions, communication with stockholders, target ownership by, and remuneration of, our directors, Board committees and selection of new directors. The Guidelines also specify the ways in which our Chief Compliance Officer interacts with the Board, and the responsibilities of our Disclosure Committee. We have also adopted a Workplace Code of Ethics and Business Conduct (the “Code”) that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer, or those serving similar functions) and directors. Consistent with our Code, we have developed a Supplier Code of Conduct to ensure we flow down our values and the values of our customers to our suppliers. The Guidelines and Code are available on the Investor Relations section of our website at www.synchronoss.com.
We have also implemented a Governance, Risk and Compliance Committee (“GRC Committee”) composed of the Chief Compliance Officer, Chief Legal Officer, Director of Governance Risk and Compliance and other rotating members as may be necessary from time to time. The GRC Committee is tasked with reviewing the Company's enterprise risk framework, monitoring developments in corporate governance, implementing new or updated policies or procedures as necessary and monitoring and coordinating the assumption of risk across the company. Additionally, our Board regularly reviews legal and regulatory requirements, evolving best practices and other developments, and may modify, waive, suspend or repeal the Guidelines or Code from time to time as it deems necessary or appropriate in the exercise of our Board’s judgment or in the best interests of our stockholders. If our Board makes any substantive amendments to the Guidelines or the Code, we will promptly disclose the nature of the amendment or waiver on our website to the extent required by applicable law or regulations.
Board Leadership Structure
Consistent with the Guidelines, our Board believes it is important to retain its flexibility to allocate the responsibilities of our Chief Executive Officer (“CEO”) and Chair of the Board in any way that is in the best interests of our Company. Our Board believes that it should periodically assess who should serve these roles and whether the offices should be served independently or jointly, and that our Board should not be restricted by any strict policy directive when making these decisions. In the event the Board determines it is in the best interest of the Company to combine the roles of CEO and Chair of the Board, the Guidelines provide that a Lead Independent Director shall be elected by a majority vote of the independent members of the Board. The Lead Independent Director shall be responsible for coordinating the activities and meetings of the independent members, determining an appropriate schedule and agendas for meetings of the Board, and ensuring robust corporate governance. In addition, our Board continually evaluates its leadership structure to ensure that the Board is structured to address the best interests of our Company and our stockholders as they evolve over time.
Our Board has determined that our Company and our stockholders are best served by having Mr. Waldis, one of our founders, serve as our Executive Chair of the Board, and Mr. Miller serve as our CEO and a member of our Board. As CEO, Mr. Miller is the individual with primary responsibility for managing our day-to-day operations, setting our overall business strategy, and ensuring the successful growth of our business. Mr. Waldis’ in-depth experience as our founder and long-time CEO and Chair of the Board position him well to serve as our Executive Chair of the Board, assisting on certain sales and business development activities, and providing other consultative support to the CEO, upon Mr. Miller’s request.
Independence of our Board of Directors
Each year, as part of our assessment of director independence, our Nominating/Corporate Governance Committee and our full Board conduct a review of the financial and other relationships between each director, or any of their immediate family members, and our Company, our senior management, companies with whom we have business dealings and our independent registered public accounting firm, in addition to reviewing any other relationship which may impact the independent judgment of any member of the Board when executing his or her responsibilities as a member of the Board. Our Board also consults with our legal counsel to ensure that its determinations are consistent with all relevant laws and regulations regarding the definition of independence, including those set forth in pertinent listing standards of The Nasdaq Global Market (“Nasdaq”), as amended from time to time. Consistent with those considerations, after review of all relevant transactions or relationships, our Board has affirmatively determined that all of our directors
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are independent directors within the meaning of the applicable Nasdaq listing standards, except for Stephen G. Waldis, who serves as our Executive Chair, and Jeffrey Miller, who serves as our CEO. Our independent directors meet in regularly scheduled executive sessions where only independent directors are present. There are no family relationships among any of our directors or executive officers.
Board of Directors Oversight of Risk Management
Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our operations, strategic direction and intellectual property as more fully discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and our other SEC filings. Assessing and managing risk is the responsibility of our management. Our Board oversees management in the execution of its responsibilities including our approach to risk management. An overall review and assessment of risk is inherent in our Board’s consideration of our operations, business plans, and proposed strategy. Additionally, our Board regularly reviews various risks arising out of transactions and strategic opportunities that are presented to our Board. At least annually, our Board also reviews and analyzes the strategic and operational risks and opportunities that face our Company as a whole, as well as those related to specific areas of our business, including governance, audit and cybersecurity.
Our Board delegates the oversight of certain categories of risk affecting our operations to designated Board committees, who report their findings to our full Board. The Audit Committee is responsible for overseeing our Board’s execution of its risk management oversight responsibility. It implements and oversees policies governing the process by which our leadership team and other persons responsible for risk management assess and manage our exposure to major financial risk, and the steps they have taken to monitor and control such exposure, based on consultation with the leadership team and independent auditors. Our Audit Committee also annually reviews the audit plan of management, our information technology and cybersecurity risks and mitigation strategies, the domestic and international tax function and treasury operations, and conformity with ethics and compliance standards. In addition, our Board has delegated to other Board committees the oversight of risks within their areas of responsibility and expertise. For example, our Compensation Committee oversees the risks associated with our compensation practices, including an annual assessment of our compensation policies and practices for our employees.
Stockholder Communications with our Board of Directors
Members of management and our Board regularly communicate with our stockholders. In the event a stockholder wants to communicate with our management and independent directors, they may do so by sending a letter to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Eighth Floor, Bridgewater, New Jersey 08807, Attention: Secretary. Each communication should set forth the (i) name and address of the stockholder as they appear on our books and, if the shares of our Common Stock are held by a broker, bank or other agent, the name and address of the beneficial owner of such shares, and (ii) number of shares of our Common Stock that are owned of record by such record holder and/or beneficially by such beneficial owner. Our Secretary will review all communications from stockholders and has the authority to disregard or take other appropriate actions with respect to any inappropriate communications. If deemed an appropriate communication, our Secretary will forward it, depending on the subject matter, to the chairperson of a committee of our Board or a particular director, as appropriate.
Board Self-Evaluation
Our Nominating/Corporate Governance Committee oversees an annual self-evaluation process to analyze and review our Board’s and its Committees’ performance and the performance of each of the members of our Board. Our Nominating/Corporate Governance Committee reviews these results and discusses them with the full Board with the intention of utilizing them to enhance our Board’s effectiveness and, if necessary, develop action plans.
Director Qualifications and Skills
Our Nominating/Corporate Governance Committee is responsible for recommending to our Board nominees for election as directors each year and evaluating new candidates as appropriate. This assessment includes an evaluation of each director’s skills and experience, qualification as independent, as well as various other factors including the differences in perspectives, experiences, and background each member of the Board individually brings to the Board. Our Nominating/Corporate Governance Committee then looks for the following skills and experience in individual members of the Board to enhance the function of the Board as a whole.
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Director Qualifications and Skills

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Board of Directors and Committee Duties
Our Board oversees, counsels and directs management in the long-term interests of our Company and our stockholders. Our Board, individually and through its committees, is responsible for:
•	Overseeing the conduct, assessment and other operational risks to evaluate whether our business is being properly managed;
•	Reviewing and approving our strategic, financial and operating plans and other significant actions;
•	Evaluating the performance of and reviewing and determining the compensation of our CEO and other executive officers;
•	Planning for succession for our CEO and monitoring management’s succession planning for other executive officers; and
•	Overseeing the processes for maintaining the integrity of our financial statements, public disclosures, and compliance with laws and ethics.
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Board Structure and Committees
During 2022, our Board met fourteen times and acted eight times by unanimous written consent. Each director attended at least 75% of our Board meetings and of each committee of which he or she served as a member. All six of our directors attended our 2022 Annual Meeting of Stockholders. Our Board has established an Audit Committee, a Compensation Committee, a Business Development Committee and a Nominating/Corporate Governance Committee. Our Board has delegated various responsibilities and authority to its committees as generally described below.
Audit Committee
Current Members: • Laurie L. Harris (Chair) • Kristin S. Rinne • Martin F. Bernstein 6 Meetings in 2022
Our Audit Committee oversees the integrity of our financial statements, compliance with applicable legal and regulatory requirements, effectiveness of our internal controls and audit function, and the qualifications, independence, and performance of our independent registered public accounting firm. Our Audit Committee also discussed with our independent registered public accounting firm the overall scope and plans for their audit and met with them on a regular basis without members of management. Our Audit Committee consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our Audit Committee:

• Reviews our annual audited and quarterly financial statements and SEC reporting;

• Reviews management’s assessment of risk pertaining to our reporting and disclosure controls and monitors our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm;

• Reviews our compliance with legal matters that have a significant impact on our financial statements;

• Establishes procedures for the receipt and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

• Appoints, compensates, reviews procedures to ensure the independence of and oversees the work of, our independent registered public accounting firm, including approving services and fee arrangements;

• Reviews with senior members of our management our policies and practices regarding risk assessment and risk management;

• Approves all related party transactions;

• Reviews periodically the adequacy and effectiveness of our internal and disclosure controls, including our policies regarding compliance with legal, regulatory, code of conduct, ethical and internal auditing standards;

• Reviews earnings press releases prior to issuance; and

• Reviews findings and recommendations of our independent registered public accounting firm and management’s response to their recommendations.

Our Audit Committee is currently comprised of the following three directors: Laurie L. Harris (Chair), Kristin S. Rinne and Martin F. Bernstein. Our Audit Committee met six times during 2022. Our Board annually reviews the definition of independence for Audit Committee members set forth in the Nasdaq listing standards and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) and 5605(c)(2) of the Nasdaq listing standards). In addition to qualifying as independent under the Nasdaq rules, each member of our Audit Committee can read and has a working understanding and comprehension of fundamental financial statements. Our Board has determined that Ms. Harris is an audit committee financial expert, as defined by Item 407(d) of Regulation S-K based on a qualitative assessment of her level of knowledge and capability based on a number of factors, including her formal education and experience. The designation does not impose on Ms. Harris any duties, obligations or liability that are greater than are generally imposed on her as a member of our Audit Committee and our Board, and her designation as an Audit Committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or Board. Our Audit Committee charter can be found on the Investor Relations section of our website at www.synchronoss.com.

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Compensation Committee
Current Members: • Mohan S. Gyani (Chair) • Kristin S. Rinne • Martin F. Bernstein 8 Meetings in 2022 2 Actions by Unanimous Written Consent
Our Compensation Committee is currently comprised of the following three directors: Mohan Gyani (Chair), Kristin Rinne and Martin Bernstein, each of whom is independent, as currently defined in Rule 5605(a)(2) and 5605(d)(2) of the Nasdaq listing standards. Mr. Waldis and Mr. Miller also attend Compensation Committee meetings in a non-voting observer capacity but do not participate in discussions regarding their own compensation. Each member of our Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Compensation Committee met eight times during 2022 and acted by unanimous written consent twice. Our Compensation Committee is charged by our Board to:

• review and approve our compensation strategy and philosophy;

• review and approve our annual corporate goals and objectives related to executive compensation and evaluate performance in light of these goals;

• review and approve policies and all forms of compensation and other benefits to be provided to our employees (including our NEOs), including among other things the annual base salaries, bonus, stock options, restricted stock awards and other incentive compensation arrangements;

• evaluate the CEO’s performance and determine his salary and incentive compensation[1];

• in consultation with the CEO, determine the salaries and incentive compensation of our other executive officers;

• make recommendations from time to time to our Board regarding non-employee director compensation matters;

• recommend, for approval by the Board, the adoption or amendment of our equity and cash incentive plans;

• administer our stock purchase plan and equity incentive plans;

• oversee the administration of our other material employee benefit plans, including our 401(k) plan; and

• review and approve other aspects of our compensation policies and matters as they arise from time to time.

A more detailed description of our Compensation Committee’s functions can be found in our Compensation Committee charter, which can be found on the Investor Relations section of our website at www.synchronoss.com.

Our Compensation Committee has also established a Key Employee Equity Awards Committee, with our CEO as the sole member, whose purpose is to approve equity awards to our newly hired and current employees, other than executive officers and subject to guidelines previously approved by our Compensation Committee. Our Key Employee Equity Awards Committee acted by unanimous written consent 12 times in 2022.

In accordance with Nasdaq listing standards, our Compensation Committee, under its charter, may select and retain, and is directly responsible for the appointment, compensation and oversight of, compensation consultants or any other third party to assist in the evaluation of director and officer compensation, as well as any other compensation matters. In addition, our Compensation Committee has the responsibility to consider the independence of these advisers in accordance with applicable law and/or Nasdaq listing standards. Our Compensation Committee has retained Deloitte Consulting LLP (“Deloitte”) as its compensation consultant. In 2022, Deloitte did not perform any services for us other than its services to our Compensation Committee and received no compensation from us other than its fees in connection with the firm’s retention as our Compensation Committee’s compensation consultant. Our Compensation Committee assessed the independence of Deloitte pursuant to applicable SEC rules and Nasdaq listing standards and concluded that the work of Deloitte has not raised any conflict of interest. Our Compensation Committee considers the information provided by Deloitte when making decisions with respect to compensation matters, along with information it receives from management and its own judgment and experience. Deloitte serves at the discretion of our Compensation Committee and our Compensation Committee approves the fees paid to Deloitte.

[1]	The evaluation of the performance of the CEO has been moved to the Nominating/Corporate Governance Committee effective February 2023.
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Compensation Committee Interlocks and Insider Participation
During the calendar year ending on December 31, 2022, Mohan Gyani (Chair), Kristin Rinne and Martin Bernstein served as members of our Compensation Committee. None of the members of our Compensation Committee was an officer or employee of our Company at any time during 2022 and none of the members of our Compensation Committee has ever served as an officer of our Company or had any relationship with us requiring disclosure herein. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
Business Development Committee
Current Members: Jeffrey G. Miller (Chair) Kristin S. Rinne Stephen G. Waldis Mohan S. Gyani Martin F. Bernstein 2 Meetings in 2022
The current members of our Business Development Committee are: Jeffrey G. Miller (Chair), Kristin S. Rinne, Stephen G. Waldis, Mohan Gyani and Martin F. Bernstein. All members of our Business Development Committee other than Mr. Waldis and Mr. Miller are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). Our Business Development Committee met twice in 2022. Our Business Development Committee reviews certain strategic business development and growth opportunities and recommends those that it determines are in line with our short-term and long-term strategic goals. Our Business Development Committee charter can be found on the Investor Relations section of our website at www.synchronoss.com.

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Nominating/Corporate Governance Committee
Current Members: • Kristin S. Rinne (Chair) • Laurie L. Harris 3 Meetings in 2022
The current members of our Nominating/Corporate Governance Committee are: Kristin Rinne (Chair) and Laurie Harris. William Cadogan resigned from the Board and all committees, including the Nominating/Corporate Governance Committee, effective March 31, 2022. Ms. Rinne and Ms. Harris joined the Nominating/Corporate Governance Committee in March 2022. Our Nominating/Corporate Governance Committee met three times in 2022. All members of our Nominating/Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). In addition, our Nominating/Corporate Governance Committee:

• Reviews and reports to our Board on a periodic basis with regard to matters of corporate governance;

• Evaluates the performance of our CEO and establishes his annual goals;[2]

• Recommends qualified candidates to our Board for election as our directors, including the directors our Board proposes for election by the stockholders at the Annual Meeting and directors nominated by our stockholders;

• Reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies and on matters relating to the practices of directors and the functions and duties of the various Board committees;

• Develops and implements our Board’s annual self-assessment process and works with our Board to implement improvements in their effectiveness;

• Reviews succession plans periodically with our CEO relating to positions held by elected corporate officers;

• Reviews and makes recommendations to our Board regarding the size and composition of our Board and the appropriate qualities and skills required of our directors in the context of the then current make-up of our Board and our business; and

• Establishes and periodically reviews stock ownership guidelines for our executive officers and directors.

Our Nominating/Corporate Governance Committee charter can be found on the Investor Relations section of our website at www.synchronoss.com.

Our Nominating/Corporate Governance Committee has established procedures for the nomination process and leads the search for, selects and recommends candidates for election to our Board. Consideration of new director candidates typically involves a series of committee discussions, the review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our Board typically have been suggested by other members of our Board or by our executive officers. From time to time, our Nominating/Corporate Governance Committee may engage the services of a third-party search firm to identify director candidates. Our Nominating/Corporate Governance Committee also considers candidates proposed in writing by stockholders, provided those proposals meet the eligibility requirements for submitting stockholder proposals under our amended and restated bylaws, and are accompanied by certain required information about the candidate in accordance with our amended and restated bylaws and organizational documents. Candidates proposed by stockholders will be evaluated by our Nominating/Corporate Governance Committee using the same criteria as for all other candidates. Stockholders may contact the Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations and proposals. For more information pertaining to stockholder proposal, see “Stockholder Proposals for the Next Annual Meeting.”

In considering nominees for our Board, our Nominating/Corporate Governance Committee considers each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment and ability to serve our stockholders’ long-term interests. These factors, along with others considered useful by our Nominating/Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of our Board at a particular point in time. As a result, the priorities and emphasis of our Nominating/Corporate Governance Committee and of our Board may change from time to time to take into account changes in our business and other trends and the portfolio of skills and experience of current and prospective directors. Although we have not adopted a formal policy, our Nominating/Corporate Governance Committee is committed to considering a diverse slate of candidates in identifying director nominees or in searching for new directors.

[2]	The evaluation of the performance of the CEO moved from the Compensation Committee to the Nominating/Corporate Governance Committee effective February 2023.
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Meet our Executive Officers
Information about our Executive Officers
The following table sets forth the name, age and position of each of our executive officers as of April 17, 2023.
Jeffrey Miller Age 59 Current Positions • President, Chief Executive Officer and Director
Jeffrey Miller has served as our President, Chief Executive Officer and a Director since March 2021, after holding the position of interim President and Chief Executive Officer since September 2020. Mr. Miller joined Synchronoss as Chief Commercial Officer in October 2018. Mr. Miller previously served as President of IDEAL Industries Technology Group from December 2017 to October 2018. Prior to IDEAL, Mr. Miller held several senior sales and operations positions at Motorola during a 16-year tenure, most recently as Corporate Vice President and General Manager of Operations in North America for Motorola Mobility, LLC. Mr. Miller received a degree in business from Miami University of Ohio and a master’s degree in Business Administration from The Ohio State University. Our Board believes Mr. Miller’s qualifications to sit on our Board include his broad experience in the software and services industry and his experience with our Company.

Louis W. Ferraro Jr. Age 66 Current Positions • Executive Vice President, Chief Financial Officer
Louis W. Ferraro Jr. joined Synchronoss in 2018 and has served as Executive Vice President, Chief Financial Officer since November 2022. Prior to serving as Chief Financial Officer, Mr. Ferraro was Acting Chief Financial Officer from August 2022 to November 2022 and Executive Vice President Financial Operations and Chief Human Resources Officer from November 2021 to August 2022. Prior to joining Synchronoss Mr. Ferraro was a business consultant for Populus Group supporting Comcast Corporation. From 2014 through 2016, he was the Chief Operating Officer and Chief Financial Officer of BrandYourself.com, Inc. where he led the finance and operations team during a period of intense growth. From 2010 to 2014, Mr. Ferraro served as Chief Financial Officer of AWI/iMobile as well as Chief Executive Officer of the Magicpins.com business unit. From 2008 to 2019 he served as the Chief Financial Officer of Vitaltrax.com. From 2004 to 2008, Mr. Ferraro was a senior vice president for IDT where he founded TuYo Mobile, a wireless MVNO. From 1991 to 2004, he held various positions with AT&T Mobility and prior to that he held various finance and operations positions at Verizon Wireless. Mr. Ferraro graduated with a Bachelor of Science degree from Montclair State University and earned is CPA in New Jersey.

Christopher Hill Age 52 Current Positions • Executive Vice President, Chief Commercial Officer
Christopher Hill has been with Synchronoss since January 2018. He was promoted to Executive Vice President of Products in May 2020, Executive Vice President, Products and Sales in December 2020 and in October 2021 was named our Chief Commercial Officer. Prior to joining Synchronoss, Mr. Hill was President of Tsunami AR/VR from 2016 to 2018 and President of OpenPeak from 2014 to 2016. Prior to that position, Mr. Hill spent 17 years at AT&T in various positions, ultimately as a Senior Vice President of Advanced Solutions. Mr. Hill received a bachelor’s degree in Economics from the University of Virginia and completed the General Management Program at Harvard Business School.

22 Synchronoss Technologies

Patrick J. Doran Age 50 Current Positions • Executive Vice President, Chief Technology Officer
Patrick J. Doran has served as our Executive Vice President, Chief Technology Officer since January 2007. Prior to that position, Mr. Doran served in various positions, including Vice President of Research & Development and Chief Architect since joining our Company in 2002. From 2000 to 2002, Mr. Doran was a Senior Development Engineer at Agility Communications, a member of the technical staff at AT&T/Lucent from 1996 to 2000 and a Software Engineer at General Dynamics from 1995 to 1996. Mr. Doran received a bachelor’s degree in computer and systems engineering from Rensselaer Polytechnic Institute and a master’s degree in Systems and Industrial Engineering from Purdue University.

Christina B. Gabrys Age 42 Current Positions • Senior Vice President, Chief Legal Officer, Secretary
Christina B. Gabrys joined Synchronoss in 2016 as senior counsel. She was promoted to Assistant General Counsel in 2018 and Chief Compliance Officer in 2020. She was promoted to Senior Vice President, Chief Legal Officer and Secretary in July 2021. Prior to joining Synchronoss, Ms. Gabrys was counsel for Openwave Messaging from 2013 through 2016. From 2007 through 2013, Ms. Gabrys was an associate at a boutique litigation firm. She holds a Bachelor of Arts in Philosophy, History and Communications from Cornell College, a Juris Doctorate from the University of Illinois College of Law and a Master of Laws in International Commercial Law from the University of Nottingham.

Mina R. Lackner Age 55 Current Positions • Senior Vice President, Chief Human Resources Officer
Mina Lackner joined Synchronoss in 2016 as the Senior Director, Compensation Benefits and Payroll. In 2018 she was promoted to Vice President Compensation, Benefits and Payroll and was promoted to Senior Vice President Global HR in 2021. In November 2022, she assumed the role of Chief Human Resources Officer. Prior to joining Synchronoss, Ms. Lackner was with Vonage as Senior Director, Human Resources and Acting Head of Human Resources, and prior to that she was with Celight as Manager of Human Resources. Ms. Lackner received her diploma from DeVry University.

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Director Compensation
This section provides information regarding the cash & equity compensation policies and the compensation provided to our directors in 2022.
Non-Employee Director Compensation Program
Each member of our Board who is not an employee of our Company is entitled to the following compensation pursuant to our non-employee director compensation program:
Compensable Position / Event	Compensation
Initial Equity Grant	Non-qualified stock option to purchase 30,000 shares(1)
Annual Cash Retainer	$50,000
Annual Equity Grant	Restricted Stock awards with an aggregate grant date fair value of $200,000(2)
Committee Chairperson Retainer	$20,000 (Audit) $15,000 (Compensation) $10,000 (Nominating/Corporate Governance) $10,000 (Business Development)
Committee Member Annual Cash Retainer	$10,000 (Audit) $7,500 (Compensation) $5,000 (Nominating/Corporate Governance) $5,000 (Business Development)
(1)	Options vest one-third in three equal installments on the anniversary date of the grant date.
(2)	2022 grant of restricted stock awards to directors vest on the anniversary date of the grant date.
Our Compensation Committee annually reviews the amounts awarded under our non-employee director compensation program based on their analysis of the competitive range of the equity granted to directors at our peer group companies and other publicly available information. The actual number of restricted stock awards and shares of underlying stock options is determined based on the grant date fair value of the equity awards. In 2022, due to the limited availability of shares remaining for issuance under our 2015 Equity Incentive Plan, the Board voluntarily agreed to reduce the value of the annual equity compensation under our non-employee director compensation program for 2022 to $160,000 at the time of the compensation committee’s approval of the award. The annual retainer fees are paid to our directors quarterly at the beginning of each quarter. In addition, we have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at our Board and Committee meetings. With respect to any director who has at least ten years of service as a director with the Company, in the event the director leaves the Company (other than for cause) or dies, any unvested equity is accelerated provided, however, that any vested options shall be required to be exercised within ninety days of the director’s last day as a director of the Company.
Executive Chair Compensation
As Executive Chair, Stephen Waldis received a base salary of $300,000 in 2022. Mr. Waldis did not receive any cash incentive bonus in 2022. Mr. Waldis did receive an equity grant in 2022 as described below. In addition, Mr. Waldis received a 401(k) match.
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The following table sets forth the compensation awarded to, earned by, or paid to each person who served as a non-employee director during 2022. Mr. Miller, our current Chief Executive Officer and President, does not receive additional compensation for his service as a director. Mr. Miller is not included in the table below.
Name*	Fees Earned or Paid in Cash ($)	All Other Compensation	Stock Awards(1)(2) ($)	Total ($)
Stephen G. Waldis	$300,000	$4,500(3)	$186,667	$491,167
Mohan Gyani	$70,000	-0-	$124,444	$194,444
Laurie Harris	$75,757	-0-	$124,444	$200,201
Kristin S. Rinne	$82,238	-0-	$124,444	$206,682
Martin F. Bernstein	$72,500	-0-	$124,444	$196,944
William Cadogan	$16,250(4)	-0-	$0	$16,250
(1)
The amounts in this column reflect the aggregate grant date fair value of the restricted stock awards computed in accordance with FASB ASC Topic No. 718. See Note 14 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of our assumptions in estimating the fair value of our stock awards.

(2)
Due to the limited availability of shares remaining for issuance under our 2015 Equity Incentive Plan in 2022, the Board voluntarily agreed to reduce the value of the annual equity compensation under our non-employee director compensation program for 2022 to an aggregate amount of $160,000 of restricted stock awards.

(3)	Reflects amounts contributed as 401(k) Company match.
(4)	Mr. Cadogan resigned from the Board effective March 31, 2022.
Director Stock Ownership Guidelines
We have established stock ownership guidelines for our directors to retain an equity stake in the Company to more closely align their interests with those of our stockholders. Each director is required to own the number of shares of our Common Stock with a value equal to three times the annual cash retainer for service on our Board. Currently, this would be $150,000. Ownership is calculated annually based on the closing sales price of our Common Stock on Nasdaq for the last trading day in the prior year. Any newly elected director has three years from the date of his or her election to achieve the targeted equity ownership level. As of December 31, 2022, each of our directors owned at least the number of shares of our Common Stock required by these guidelines based on the price of our Common Stock on such date or were within their 3-year accumulation period.
Limitation of Liability and Indemnification
As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that we are authorized to (i) enter into indemnification agreements with our directors and officers and (ii) purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers. The form of indemnification agreement with our directors provides that we will indemnify each director against any and all expenses incurred by that director because of his or her status as one of our directors, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with any legal proceeding. Our restated certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors. The restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:
•
for any breach of a director’s duty in respect of unlawful payments of dividends or stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law and the breach of a director’s duty of loyalty to us or our stockholders;

•	for any transaction from which the director derives any improper personal benefit; and
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law.
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Our restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of our restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of the restated certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. As permitted by Section 145 of the Delaware General Corporation Law, our restated certificate of incorporation provides that we may indemnify our directors to the fullest extent permitted by Delaware law and the restated certificate of incorporation provisions relating to indemnity may not be retroactively repealed or modified in order to adversely affect the protection of our directors.
Compensation Risk Management Considerations
Each year, our Compensation Committee reviews our compensation practices and policies for all employees, including our NEOs, and assesses whether they have the potential to incentivize employees taking risks that are reasonably likely to have a material adverse effect on our Company. Since our annual performance-based bonus and equity programs are designed to align our employees’ compensation with both our short- and long-term business objectives and performance, and therefore enhance stockholder value, our Compensation Committee believes that our compensation practices and policies discourage behavior that leads to excessive risk-taking. Therefore, our Compensation Committee believes our practices and policies will promote balanced risk management and are not likely to have a material adverse effect on our Company. Set forth below are the key risk-balancing elements of our compensation practices and policies:
Financial Performance Measures
The ranges set for financial performance measures are designed to reward success without encouraging excessive risk taking. Pursuant to our performance-based equity plan, the number of performance-based restricted cash units or shares to be issued is based on our financial performance over a specific period. There are capped payouts under our cash incentive plan and the performance-based restricted cash units or shares, which help mitigate risk.

Equity Vesting Periods
Time-based restricted stock awards and stock options typically vest over three years. The performance-based restricted cash units or shares are earned upon determination of the achievement of our performance metrics established for the performance period and vest after the completion of the three year plan. The vesting of the equity awards is designed to reward continued service with us, increases in our stock price and achievement of corporate goals designed to enhance stockholder value.

Equity Retention Guidelines
All executive officers are required to acquire within five years of becoming an executive officer, and hold while they are executive officers, shares (vested and unvested) having a value of at least three times, or five times in the case of our CEO, their respective base salaries.

No Hedging
Our employees, including our NEOs and all other officers, directors and their designees, are not permitted to enter into any transaction designed to hedge or offset any decrease in the market value of our securities, or having the effect of hedging or offsetting the economic risk of owning our securities that have been granted to the officer or director as compensation or held directly or indirectly by the employee or director.

Recoupment and Related Policies
As part of our Workplace Code of Ethics and Business Conduct, we will investigate all reported instances of questionable or unethical behavior of a director, NEO or other employee and, where improper behavior or failure to act is found to have occurred, we will take appropriate action up to and including termination. If an investigation uncovers that an individual has committed fraud or other improper acts that causes our financial statements to be restated or otherwise affected, our Board has discretion to take immediate and appropriate disciplinary action with respect to that individual up to and including termination. Our Board also has discretion to pursue whatever legal remedies are available to prosecute that individual to the fullest extent of the law and may seek to recoup or recover any amounts that he or she inappropriately received as a result of his or her improper actions, including but not limited to any annual or long term incentives that he or she received to the extent the individual would not have received that amount had the improper action not been taken.

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Compensation of Executive Officers
Compensation Discussion and Analysis
This section discusses our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for our Named Executive Officers (our “NEOs”) for the fiscal year ended December 31, 2022. The table below sets forth our NEOs for 2022:
Named Executive Officer	Title as of December 31, 2022
Jeffrey Miller	Chief Executive Officer and President
Louis Ferraro Jr.(1)	Executive Vice President, Chief Financial Officer
Christopher Hill	Executive Vice President, Chief Commercial Officer
Patrick Doran	Executive Vice President, Chief Technology Officer
Christina Gabrys	Senior Vice President, Chief Legal Officer, Secretary
Taylor Greenwald(2)	Former Executive Vice President, Chief Financial Officer
(1)
Mr. Ferraro served as Executive Vice President Financial Operations and Chief Human Resources Officer from November 1, 2021 until he was named Acting Chief Financial Officer on August 12, 2022. He was named Chief Financial Officer on November 2, 2022.

(2)
Mr. Greenwald took an unpaid leave of absence beginning August 12, 2022, and his employment as our Executive Vice President Chief Financial Officer was terminated on October 10, 2022 when his leave of absence was not extended by mutal agreement, and he is no longer employed by our Company.

Executive Summary
Our executive compensation philosophy and programs are designed to attract, retain and motivate high-quality executives who possess the diverse skills and talents required to help us achieve our short and long-term financial and strategic goals. Our executive compensation programs are designed to foster a performance-oriented culture that aligns our executives’ interests with those of our stockholders over the long term. To provide for this alignment of interests, in 2022 our compensation programs provided that over 78% of our CEO’s and an average of approximately 62% of our NEOs’ targeted compensation were tied to long-term, equity-based incentives. By tying a majority of our NEOs’ targeted compensation to equity-based incentives, our Common Stock’s value needs to increase in order for our NEOs to realize any value related to our Company’s stock options or increase in value related to our restricted stock awards or cash units. Moreover, our Company needs to hit certain financial and strategic metrics in order for our NEOs to vest in the shares underlying our performance-based restricted stock awards or cash units. To further provide for performance-based equity awards, 100% of the total 2022 equity grants to each of our NEOs are either options to purchase our Common Stock, restricted stock awards of our Common Stock, or cash units subject to performance-based vesting. Accordingly, we believe that the compensation of our NEOs is both appropriate for, and responsive to, the goal of maximizing stockholder value, as the majority of each NEO’s compensation is allocated to performance-based incentives.
2022 Executive Leadership Transition
On August 12, 2022, Taylor Greenwald entered into Amendment No. 1 to Employment Agreement effective August 9, 2022 (“Amendment to Employment Agreement”) under which he took an unpaid leave of absence from the Company, with such leave of absence expiring on October 10, 2022 unless Mr. Greenwald and the Board agreed in writing to extend the leave of absence prior to such expiration. Mr. Greenwald’s employment was terminated effective October 10, 2022, when his leave of absence was not extended by mutual agreement. See Form 8-K filed by the Company on August 9, 2022. Louis Ferraro Jr. was appointed Acting Chief Financial Officer on August 12, 2022 and succeeded Mr. Greenwald as Chief Financial Officer effective November 2, 2022. Mr. Ferraro was succeeded by Mina Lackner as Chief Human Resources Officer.
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2022 Compensation Program Highlights
Our executive compensation program is designed to attract, retain and motivate high-quality executives and drive the creation of long-term stockholder value by tying a significant portion of our executives’ compensation to Company and individual performance. Our compensation philosophy and programs are designed to achieve the following objectives:
Pay for Performance
Provide a strong relationship of pay to performance through:
• Performance-based cash bonus tied primarily to achievement of corporate short-term financial and strategic goals.
• Long term incentive awards that deliver value based on the performance of our Common Stock and the achievement of pre-determined, objective financial and business goals.

Emphasis on Variable Compensation
• Total compensation is heavily weighted toward incentive compensation (i.e., annual cash bonuses and long-term equity incentives).
• Annual performance-based cash bonuses focus our NEOs on key short-term financial and strategic, goals.
• Long-term incentives focus our NEOs on sustainable, long-term stockholder value creation. The value realized by our NEOs depends substantially on our long-term performance, achievement of our financial and strategic goals and the value of our Common Stock, which we believe aligns our NEOs’ interests with the long-term interests of our stockholders.

Fixed Compensation Component
Provide base salary based on our Compensation Committee’s general understanding of current competitive compensation practices in the market and amongst a group of pre-defined peers, our NEO’s role and responsibilities, length of tenure, internal pay equity, and individual and Company performance.

The following highlights some of the key components of our pay for performance policies and practices:
At-Risk Compensation	A majority of the compensation of our CEO and our other NEOs is “at-risk,” meaning it is tied to Company performance over the short- and/or long-term.
Incentive Award Metrics	Objective incentive award metrics tied to key Company performance indicators are established and approved at the beginning of the performance period.
Performance Long-Term Incentives
The number of performance-based restricted cash units or shares earned is based on our financial performance over a specified period, aligning our NEOs’ interests with the long-term interests of our stockholders.

Time-Based Equity Vesting	Equity awards subject to time-based vesting vest ratably over three years to promote retention.
Stock Ownership Guidelines	Maintain stock ownership guidelines to support the alignment of interests between our NEOs and stockholders.
No Hedging	Prohibition on hedging exposure of, or direct interest in, our Common Stock.
No Pledging	Prohibition on pledging our Common Stock.
Recoupment and Related Policies
Investigation of all reported instances of questionable or unethical behavior of a director, NEO or other employee and, where improper behavior or failure to act is found to have occurred, we will take appropriate action up to and including termination. Our Board has discretion to pursue whatever legal remedies are available to prosecute that individual to the fullest extent of the law and may seek to recoup or recover any amounts that he or she inappropriately received as a result of his or her improper actions, including but not limited to any annual or long term incentives that he or she received to the extent the individual would not have received that amount had the improper action not been taken. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements consistent with the requirements of the Exchange Act Rule 10D-1 after Nasdaq releases final listing standards in accordance with such rule.

Our Compensation Committee oversees the design and administration of the compensation of our NEOs and certain other executive officers, with an enhanced focus on the individual compensation of our NEOs. For 2022, our CEO assessed the performance of our NEOs (other than himself), consulted with other members of management, including our Executive Chairman and our compensation consultant, and made recommendations to our Compensation Committee regarding the amount and the form of the compensation of our NEOs and other key employees, including the performance goals, weighting of goals, and equity compensation awards of our NEOs. Our CEO was not present during discussions regarding his compensation.
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2022 Executive Compensation Program
Cash Incentive Compensation
For our NEOs’ Annual Cash Incentive Bonuses in 2022, our Compensation Committee approved the following metrics:
•	40% based on revenue for 2022;
•	40% based on adjusted free cash flow for 2022; and
•	20% based on cloud subscriber growth.
Long-Term Incentive Compensation
Each year, our Compensation Committee may award time-based vesting restricted stock awards, stock options and/or performance-based restricted cash units or shares to our NEOs as the long-term incentive component of their compensation. The annual mix and number, if any, of stock options, performance-based restricted cash units or shares and time-based vesting restricted stock awards granted to our NEOs are based on our Compensation Committee’s general understanding of pay practices for equivalent positions in our peer group, as well as published survey data for comparable roles at companies of a similar financial size in the same industry, our CEO’s recommendations (except for his own equity grants) and other factors it deemed appropriate. In 2022, our Compensation Committee granted time-based vesting stock options, performance-based restricted cash units and time-based vesting restricted stock awards to our NEOs.
2022-2024 Performance-Based Restricted Cash Units
Our 2022 long-term equity incentive plan was designed to reward financial and strategic performance during a three-year period from 2022 through 2024, and the restricted cash units granted under the long-term incentive plan (the “2022-2024 Performance Units”) are earned and vest, subject to the Company’s achievement of pre-determined performance criteria during that period. Our NEOs are required to remain employed by our Company through February 2025 to vest in the cash units. Our Compensation Committee approved the following performance metrics for the 2022-2024 Performance Units:
•	Twenty-five percent (25%) are earned based on the revenue in the three-year period of 2022 to 2024;
•	Twenty-five percent (25%) are earned based on the adjusted EBITDA in the three-year period of 2022 to 2024; and
•	Fifty percent (50%) are earned based on the total shareholder return of the Company’s Common Stock on NASDAQ in 2022-2024 compared to those companies that are listed on the Russell 2000 index (“TSR”).
Shareholder Feedback
At our 2022 Annual Meeting of Stockholders, approximately 97% of the shares voted were cast in favor of the advisory vote on executive compensation. We continuously strive to improve the level of stockholder support for our executive compensation program. Our Compensation Committee evaluates our executive compensation program each year with the goal of ensuring it is in line with our stockholders’ interests. We encourage stockholders to take into account the continuous changes to our executive compensation program in considering the advisory vote presented below including adding new metrics to and including non-financial metrics in our short-term compensation plan.
Compensation Consultant
Our Compensation Committee’s compensation consultant, Deloitte Consulting LLP (“Deloitte”), generally attends regular Compensation Committee meetings and meets with our Compensation Committee without management present. Deloitte has been our compensation consultant since 2013. When making decisions with respect to compensation matters and to gain a better understanding of the competitive landscape, our Compensation Committee considers various analyses prepared by Deloitte, along with information it receives from management and its own judgment and experience.
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Peer Group
Our Compensation Committee generally reviews executive compensation survey and proxy data from technology companies that have similar software/services business models or operate in the mobile networking space, are of similar financial size and are representative of the organizations with which we compete for our executive talent. Our Compensation Committee, based in part on advice from Deloitte, identified and approved the following companies that fit some or all of these criteria as our peer group for purposes of assisting in benchmarking our 2022 executive compensation decisions:
8x8 Inc.	Jamf Holding Corp.	Q2 Holdings, Inc.
Alarm.com Holdings, Inc.	Limelight Networks, Inc.	QAD, Inc.
Benefitfocus, Inc.	LivePerson, Inc.	SPS Commerce, Inc.
Bottomline Technologies, Inc.	Medallia, Inc.	Sumo Logic, Inc.
Box, Inc.	MicroStrategy Incorporated	Tucows, Inc.
Commvault Systems, Inc.	Mimecast Limited	Upland Software
Cornerstone OnDemand, Inc.	Progress Software Corporation	Workiva, Inc.
Domo, Inc.	PROS Holding, Inc.
Our Compensation Committee reviewed the companies in our 2021 peer group in early 2022 in connection with its determination of the companies in our peer group for 2022 executive compensation decisions and, in consultation with Deloitte, determined that no changes were necessary. We believe the peer group utilized for purposes of 2022 executive compensation decisions was representative of companies that we compete with for executive talent. When making compensation decisions for our NEOs, our Compensation Committee also reviews published survey and peer group compensation data for other software/services companies or companies that operate in the same space as our Company. Competitive market practices are an important factor in our Compensation Committee’s decision-making process, although its decisions are not entirely based upon these factors. Rather, our Compensation Committee reviews and considers the peer group and other survey data to obtain a general understanding of current competitive compensation practices. Additionally, reviewing the peer group and survey compensation data enables our Compensation Committee to accomplish our goal of paying our NEOs what is appropriate and necessary to attract and retain qualified and committed executives while incentivizing achievement of our corporate goals and conserving cash and equity.
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Principal Elements of Compensation
Our executive compensation program has the following principal elements: base salary, annual cash incentive bonuses, long-term incentive awards, severance and change in control benefits. For base salary, annual cash bonuses and long-term incentive awards for our executive officers, our Company’s compensation philosophy generally is to evaluate individual experience and contribution, as well as corporate performance, and then consider competitive market analysis. The markets we are serving are narrow and highly competitive for large-scale implementations leveraging unique technologies. With respect to all compensation components, we generally use the median compensation of our peer group and the markets for which we compete for talent as the starting point for the compensation decision making process. We seek to drive our Company to over-perform the market in the long term, and we believe that to ensure an appropriate pay-for-performance alignment, it may be appropriate for our Compensation Committee to approve compensation levels for individual executives that may be above or below target pay for similar positions based on experience, individual contribution and corporate performance. Additionally, our Compensation Committee may exercise discretion to issue one-time equity awards where appropriate to ensure alignment with key strategic business initiatives. The following table describes the primary compensation elements used by our Company and the objectives of each element:
Base Salary
Objective:

Our Compensation Committee sets base salaries with the intent to attract and retain NEOs, reward satisfactory performance and provide a minimum, fixed level of cash compensation to compensate NEOs for their day-to-day responsibilities.

Key Features:

•  NEO base salaries are initially determined as a result of negotiation between the executive and our management in consultation with, and subject to the approval of, our Compensation Committee.

•  Our Compensation Committee reviews base salaries annually and has discretion to provide increases based on our Compensation Committee’s understanding of current competitive pay practices, promotions, our CEO’s recommendation (except for his own salary), changes in responsibilities and performance, annual budget for increases, our overall financial and operational results, the general economy, length of tenure, internal pay equity and other factors our Compensation Committee deems appropriate.

Process:

• In February of each year, our CEO recommends base salaries for NEOs other than himself for the following twelve months.

•  Our Compensation Committee reviews the proposed base salary changes with input from its compensation consultant.

•  Our Compensation Committee approves annual base salaries for our NEOs and reports the salaries to our full Board.

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Annual Cash Incentive Bonus
Objective:

Annual cash incentive bonuses are awarded under a performance-based compensation program and are designed to align the interests of our NEOs and stockholders by providing compensation based on the achievement of pre-established corporate and/or business goals and individual performance.

Key Features:

•  Each year, the target bonus for each NEO is set by our Compensation Committee based on each NEO’s employment agreement provisions, our CEO’s recommendation (except for his own target bonus), internal pay equity, our Compensation Committee’s general understanding of current competitive pay practices and other factors it deems appropriate.

•  The incentive compensation for our NEOs is based on achievement of certain objective corporate, financial, strategic and individual goals established and approved by our Compensation Committee at the start of the year.

• If we achieve results that are below certain threshold levels, these NEOs receive no cash incentive bonus, while results that are above certain threshold levels result in cash incentive bonuses above target levels.

Process:

•  Our Compensation Committee participates in our Board’s review of our annual operating plan in the beginning of the year.

•  Our CEO recommends bonus targets as a percentage of base salary for each NEO other than himself.

•  Our management recommends financial and other performance measures, weightings and ranges.

•  Our Compensation Committee reviews proposed bonus targets, performance measures and ranges provided by management and, with input from its compensation consultant, approves bonus targets, performance measures and ranges that it believes establish appropriately challenging goals.

•  After the end of the calendar year, our management presents our Company’s financial results to our Board.

•  Our Compensation Committee reviews the results and determines whether to make any adjustments to the recommendations and then approves each NEO’s bonus award.

• Our Compensation Committee reports bonus award determinations to our full Board.

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Long-Term Incentive Awards
Objectives:

Our Compensation Committee structures long-term incentive awards with the goal of aligning our NEOs’ interests with those of our stockholders, and to support retention and motivate NEOs to achieve our financial, strategic and operational goals. Long-term incentive awards include stock options and time-based restricted stock awards and performance-based restricted cash units, which may be settled in cash or shares at the election of the Compensation Committee.

Key Features:

•  Our Compensation Committee grants stock options and time-based vesting restricted stock awards and performance-based restricted cash units to our NEOs with the grant date fair value based on our Compensation Committee’s general understanding of current competitive pay practices, our CEO’s recommendation (except for his own awards), input from our compensation consultant, internal pay equity, evaluation of each NEO’s performance, and other factors our Compensation Committee deems appropriate.

•  Our Compensation Committee allocates long-term incentive awards among stock options, time-based vesting restricted stock awards and performance-based restricted cash units based on grant date fair value (with vesting terms that generally extend up to three years) with the intent to provide NEOs with a balanced retention and performance opportunity and to closely align our NEOs’ long-term objectives with those of our stockholders.

• In 2022, our Compensation Committee again decided to grant performance-based restricted cash units rather than shares and retained the discretion to settle the cash units in either cash or shares of our Common Stock upon vesting to protect against potential dilution. Each performance-based restricted cash unit has a target number of cash units to be earned following completion of a specific performance period based on the achievement of certain pre-established Company performance objectives. These performance-based restricted cash units will be earned upon the completion of the specific performance period if the relevant performance objectives are achieved and typically vest based on continued service after a three-year period. At the time that each performance-based restricted cash unit vests, our Compensation Committee has discretion to either (i) pay cash equal to the product of the closing price of our Common Stock multiplied by the number of cash units that vested or (ii) issue one share of our Common Stock for each performance-based restricted cash unit.

Process:

• In the first fiscal quarter, our CEO recommends a grant date fair value of awards for executives other than himself.

•  Our Compensation Committee reviews proposed performance measures and ranges provided by management and competitive market data from our peer group and, with input from its compensation consultant, approves performance measures and ranges that it believes establish appropriately challenging goals.

•  Our Compensation Committee approves the number of time-based stock options, the number of time-based restricted stock awards and the target number of performance-based restricted cash units granted to our NEOs.

•  Our Compensation Committee reports equity award determinations to our full Board. At the end of the performance period, our Compensation Committee reviews the Company’s financial performance for the relevant performance period and determines the amount of earned cash units that are subject to performance-based vesting.

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Severance and Change in Control Benefits
Objective:

Severance and change in control benefits are included in each NEO’s employment agreement or employment plan in order to promote stability and continuity of our senior management team in the event of a potential change in control and/or an involuntary termination. Our Compensation Committee believes these provisions help to align our NEO’s interests appropriately with those of our stockholders in these scenarios.

Key Features:

•  Events triggering payment require a termination of an NEO’s employment by our Company without cause or by an NEO for good reason. NEOs are entitled to enhanced benefits if the qualifying termination occurs during a specified period before or after a change in control (i.e., double-trigger).

•  Change in Control benefits do not include any tax gross-ups.

•  Our Compensation Committee has determined these termination-related benefits are appropriate to preserve productivity and encourage retention in the face of potentially disruptive circumstances. These arrangements also include restrictive covenants that help protect our Company from competition and solicitation of employees and customers.

•  Each NEO will only be eligible to receive severance payments if he or she signs a general release of claims against our Company following an eligible termination.

Chief Executive Officer Compensation
As of December 31, 2022, Mr. Miller’s annual base salary was $500,000. Mr. Miller received equity grants in 2022 consistent with the other NEOs, as discussed in this Compensation Discussion and Analysis section.
Pay Mix
In keeping with our results-driven culture, our Compensation Committee expects our NEOs to deliver superior performance in a sustained fashion and believes that a substantial portion of their overall compensation should be at-risk and tied to our short- and long-term performance. As shown below, approximately 82% of Mr. Miller, our CEO’s targeted compensation and an average of approximately 68% of the targeted compensation of our other NEOs for 2022 was at risk and tied to performance and long-term incentives1.

[1]	For the purposes of this calculation, we did not include Mr. Greenwald as he was no longer employed by the Company as of December 31, 2022.
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2022 Compensation Decisions
In determining the criteria for our NEOs’ incentive compensation, our Compensation Committee considers a variety of factors, including alignment of our NEOs’ compensation with our stockholders’ returns, and from time to time may adjust these factors or performance metrics based on our Company’s transactions or the occurrence of unknown or unexpected events during the applicable measurement period. On the corporate level, our Compensation Committee selected revenue, adjusted free cash flow and cloud subscriber growth as metrics that our Compensation Committee believes appropriately value our Company on both a short- and long-term basis and are targeted to emphasize strong growth on gross revenue while also managing our earnings per share. We believe these are also the key metrics our stockholders use in their evaluation of our Company. As a result, our NEOs are focused on growing revenue and cloud subscribers, managing free cash flow, and total shareholder return, which we believe is aligned with our stockholders’ perspective on our Company’s ability to grow and succeed on the short- and long-term.
Base Salary
Base salaries for our NEOs are reviewed and may be adjusted annually. Base salaries may also be adjusted during the year upon promotion or based on internal equity or external market conditions. Our Compensation Committee makes these decisions after reviewing the recommendation of our CEO (except as it concerns his own salary) and consulting with our compensation consultant.
In 2022, Mr. Ferraro received an increase in his base salary from $325,000 to $375,000 during the period when he was Acting Chief Financial Officer and continuing when he was appointed Chief Financial Officer. The table below sets forth each of our NEOs’ 2022 base salary as of December 31, 2022.
Name	Base Salary As of December 31, 2022
Jeffrey Miller	$500,000
Louis Ferraro Jr.	$375,000
Christopher Hill	$385,000
Patrick Doran	$385,000
Christina Gabrys	$290,000
Taylor Greenwald	N/A(1)
(1)
On August 12, 2022, Mr. Greenwald took an unpaid leave of absence from his position as our Chief Financial Officer, and his employment terminated effective October 10, 2022 when his leave of absence was not extended by mutual agreement. His base salary in effect at the time his employment terminated was $390,000

2022 Annual Cash Incentive Bonus Compensation
Our Annual Cash Incentive Bonus Compensation Program promotes our pay-for-performance philosophy by providing all executives and other management-level corporate employees with direct financial incentives in the form of annual cash awards for achieving Company, business and individual performance goals.
Target Percentage
Our Compensation Committee sets each NEO’s individual target cash incentive amount (expressed as a percentage of base salary) based on its general understanding of competitive pay practices, our CEO’s recommendation (except with respect to his own target), its consultation with our compensation consultant, and other factors it deems appropriate. Based on its review of these factors, in March 2022, our Compensation Committee kept the target bonus percentage of each of our NEOs at the same level as in 2021, with the exception of Mr. Ferraro who was promoted during the course of the year.
Mr. Greenwald did not receive a 2022 bonus as he left his position with the Company prior to the end of 2022.
Synchronoss Technologies 35

The target cash incentive and maximum bonus percentages for each of our other NEOs for 2022 were as follows:
Name	Target Incentive Bonus Percentage	Maximum Bonus Percentage
Jeffrey Miller	100% of base salary	175% of base salary
Louis Ferraro(1)	70% of base salary	122.5% of base salary
Christopher Hill	100% of base salary	175% of base salary
Patrick Doran	70% of base salary	122.5% of base salary
Christina Gabrys	50% of base salary	87.5% of base salary
(1)
In 2022, Mr. Ferraro’s cash bonus was pro-rated based on the changes to his position with the Company and changes to his base salary during 2022. For the period January 1, 2022 through August 12, 2022, his target incentive bonus percentage was 50% of base salary and upon his appointment to Acting Chief Financial Officer on August 12, 2022 his target incentive bonus was increased to 70% of his base salary.

2022 Objectives
For 2022, the cash incentive bonuses actually received by each of our NEOs were determined based on certain corporate objectives.
Our Compensation Committee established (i) revenue, (ii) adjusted free cash flow and (iii) cloud subscriber growth as the corporate components of our 2022 annual cash incentive bonus program, with each of the components weighted as set forth below. We utilize the non-GAAP financial measure of adjusted free cash flow internally in analyzing our financial results and evaluating our ongoing operational performance because it excludes certain non-cash adjustments and non-recurring charges required under GAAP. We use cloud subscriber growth internally in analyzing the Company’s performance because it is a key method of measuring the long term growth potential and effectiveness of the strategy of the Company. These metrics were also selected because they are some of the key performance metrics stockholders use in evaluating our Company. In calculating adjusted free cash flow, we start with net cash provided by (used in) operating activities, less purchases of fixed assets, less additions to capitalized software. We then add back cash paid related to restructuring charges and certain litigation expenses. Cloud subscriber growth is measured as the net cloud subscribers on December 31 over the net cloud subscribers in the previous year.
Each of the components was assigned a “threshold” level, which is the minimum achievement level that must be satisfied to receive a portion of the applicable bonus amounts, and a “maximum” level, which, if achieved or exceeded, would result in our NEOs receiving up to 175% of the target amount attributed to that component.
The components of the 2022 cash incentive compensation plan are set forth below:
Corporate Component	Weighting	Threshold 50% payout	100% payout	Maximum 175% payout
Revenue	40%	$261,000,000	$272,000,000	$285,000,000
Adjusted Free Cash Flow	40%	$500,000	$3,000,000	$6,000,000
Cloud Subscriber Growth (Year over Year)	20%	1,600,000	2,600,000	3,600,000
2022 Corporate Component
In 2022, our revenue was $252,600,000, which was below the minimum revenue target, and therefore, our NEOs did not receive any payout for this metric. Our adjusted free cash flow for 2022 was $7,500,000, which was at the maximum 175% payout of the adjusted free cash flow and therefore, our NEOs received 70% payout for this metric. Our cloud subscriber growth was 1,200,000, which was below the minimum cloud subscriber growth target and therefore, our NEOs did not receive any payout for this metric.
36 Synchronoss Technologies

As Mr. Greenwald was not employed by our Company on December 31, 2022, he did not receive any cash incentive bonus for 2022. The above calculations resulted in the following payout amounts under the 2022 cash incentive bonus plan for each of our NEOs:
Executive	Target Bonus	Percentage of Target Awarded	Actual Bonus Awarded
Jeffrey Miller	$500,000	70%	$350,000
Louis Ferraro(1)	$204,167	70%	$142,917
Patrick Doran	$269,500	70%	$188,650
Christopher Hill	$385,000	70%	$269,500
Christina Gabrys	$145,000	70%	$101,250
(1)	In 2022, Mr. Ferraro’s cash incentive bonus was pro-rated based on the change in his position and the corresponding change in his base salary.
2022 Long-Term Incentive Compensation Plan
Our Compensation Committee awarded time-based vesting stock options, time-based restricted stock awards, and performance-based restricted cash units to our NEOs as the long-term equity incentive component of their compensation, targeting an annual mix with the intent to provide NEOs with a balanced retention and performance opportunity and serve to closely align our NEOs’ long-term objectives with those of our stockholders. The number of shares underlying time-based vesting stock options and the target number of performance-based restricted cash units granted to our NEOs is based on our Compensation Committee’s general understanding of competitive pay practices, our CEO’s recommendation (except with respect to his own awards), consultation with our compensation consultant, and other factors that our Compensation Committee deems appropriate.
Time-Based Stock Options, Time-Based Restricted Stock Awards, and Performance-Based Restricted Cash Units
Subject to the vote of the Company’s stockholders at the Annual Stockholders’ Meeting on June 16, 2022 to add additional shares to the 2015 Equity Incentive Plan, in April 2022, in consultation with our compensation consultant, our Compensation Committee granted time-based vesting options to purchase shares of our Common Stock (25% of such NEO’s equity award), time-based restricted stock awards of our Common Stock (25% of such NEO’s equity award), and performance-based restricted cash units (50% of such NEO’s equity award) to each of our NEOs. The time-based vesting stock options vest one-third on each of the first, second and third anniversary of their grant date. The time-based vesting restricted stock awards vest one-third on each of the first, second and third anniversary of their grant date. The performance-based restricted cash units vest upon the Compensation Committee approving the level of performance against pre-established metrics for such grants, and such approval is expected to occur on or about February 28, 2025. Each component is subject to the NEO remaining employed through the date of such approval in 2025. The time-based vesting helps tie our NEOs’ variable realizable compensation to our performance and further align their interests with those of our stockholders. See “Description of Awards Granted in 2022” below. In connection with his promotion to Acting CFO, Mr. Ferraro also received 50,000 restricted stock awards, 50,000 stock options and 100,000 performance-based cash units. Mr. Greenwald was not granted time-based vesting restricted stock awards or time based vesting stock options in 2022 because he received a grant of 206,711 stock options and 360,000 restricted stock awards (but no performance-based restricted cash units) as part of his hiring package in November 2021. He was granted 326,797 performance-based cash units in April 2022 but will not be entitled to payout for any portion of the performance-based cash units because he left his employment with the Company prior to the payout date.
Synchronoss Technologies 37

The following table sets forth the number of performance-based restricted cash units awarded, the number of time-based stock options to purchase shares of our Common Stock, and the number of time-based restricted stock awards of our Common Stock granted to our NEOs in 2022.
Name	Number of Shares Subject to Options	Number of Shares Subject to Restricted Shares	Number of Performance- Based Restricted Cash Units
Jeffrey Miller	418,301	418,301	836,601
Taylor Greenwald*	0	0	326,797
Louis Ferraro	115,359	115,359	230,719
Christopher Hill	163,399	163,399	326,797
Patrick Doran	163,399	163,399	326,797
Christina Gabrys	65,359	65,359	130,719
*	As Mr. Greenwald’s position with the Company was terminated in 2022, he will not vest in any of the awards set forth above.
Performance-Based Restricted Cash Units
2020-2022 Performance-Based Restricted Cash Units
In February 2020, our Compensation Committee granted 2020-2022 performance-based restricted cash units to our NEOs (other than Mr. Greenwald, Mr. Hill, Mr. Ferraro and Ms. Gabrys, who were not executive officers on such date) employed as of the grant date. The following table sets forth the 2020-2022 performance-based restricted cash units (the “2020-2022 Performance Units”) awarded to our NEOs:
Name	2020–2022 Target Performance Units	2020 Target Performance Units	2021 Target Performance Units	2022 Target Performance Units
Jeffrey Miller	110,497	36,832	36,832	36,833
Patrick Doran	138,121	46,041	46,040	46,040
The 2020-2022 Performance Units provide the opportunity to earn the identified performance-based restricted cash units based on the performance of our business during 2020, 2021 and 2022. Our NEOs are required to remain employed by our Company through February 2023 in order to vest in the cash units. Our Compensation Committee will determine whether to settle the vested performance-based restricted cash units in cash or shares of our Common Stock at the time they vest.
The following were the performance targets for the plan established by our Compensation Committee: 33.3% based on revenue, 33.3% based on adjusted EBITDA and 33.3% based on a strategic objective established by our Compensation Committee. For 2022, our Compensation Committee designated TSR as the strategic metric.
Each of the components was separately assigned a “threshold” level, which established the minimum achievement necessary to be satisfied to receive any portion of the applicable bonus amounts, and a “maximum” level, which, if achieved or exceeded, would result in 200% of the target cash units being earned with respect to such component as described below.
38 Synchronoss Technologies

As previously disclosed in the Compensation Discussion and Analysis section of our proxy statements for our 2021 and 2022 annual meeting of stockholders, our NEOs earned 43.33% of the target number of the 2020-2022 Performance Units allocable to 2020 based on the Company’s 2020 financial performance and 66.7% of the target number of the 2020-2022 Performance Units allocable to 2021 based on the Company’s 2021 financial performance. The actual number of 2020-2022 Performance Units earned based on each of our 2020 and 2021 performance is set forth below, which performance units vested in February 2023:
Name	2020–2022 Target Performance Units	2020 Target Performance Units	Attainment %	Units Earned	2021 Target Performance Units	Attainment %	Units Earned
Jeffrey Miller	110,497	36,832	43.33%	15,961	36,832	66.7%	24,556
Patrick Doran	138,121	46,041	43.33%	19,951	46,040	66.7%	30,695
2022 Performance Period — One-third of the 2020-2022 Performance Units
In February 2022, our Compensation Committee approved the following threshold, target and maximum performance goals for the 2022 portion of the 2020-2022 Performance Shares, which threshold, target and maximum performance goals were subsequently adjusted to account for the sale of the Company’s digital assets in May 2022:
Corporate Component	Weighting	Threshold 50% payout	Target 100% payout	Maximum 200% payout
Revenue	33 1∕3%	$261,000,000	$272,000,000	$285,000,000
Adjusted EBITDA	33 1∕3%	$36,500,000	$46,500,000	$56,500,000
TSR	33 1∕3%	35th	50th	75th
In 2022, using the same adjustments and calculations as described above under our 2022 cash incentive compensation plan, our NEOs did not receive any portion with respect to the revenue metric and received 116% with respect to the EBITDA metric. With respect to the TSR, based on the same analysis, our TSR was in the 17th percentile, resulting in no payment for this metric. As a result, each NEO received the following payout with respect to our Company’s 2022 performance:
Corporate Component	Achievement	Plan Payout	Weighting	Payout
Revenue	$252,600,000	0%	33 1∕3%	0%
Adjusted EBITDA	$48,100,000	116%	33 1∕3%	38.7%
TSR	9th	0%	33 1∕3%	0%
As a result, our NEOs earned 38.7% of the target number of the 2020-2022 Performance Units allocable to 2022 based on our Company’s 2022 financial performance. The actual number of 2020-2022 Performance Units earned based on our 2022 performance is set forth below, which performance units vested in February 2023:
Name	2022 Target Performance Units	Attainment %	Units Earned
Jeffrey Miller	36,833	38.7%	14,242
Patrick Doran	46,041	38.7%	17,802
Synchronoss Technologies 39

2021-2023 Performance-Based Restricted Cash Units
In February 2021, our Compensation Committee granted 2021-2023 performance-based restricted cash units to our NEOs (other than Mr. Greenwald, who was not an employee on such date) employed as of the grant date.
The following table sets forth the 2021-2023 performance-based restricted cash units (the “2021-2023 Performance Units”) awarded to our NEOs:
Name	2021–2023 Target Performance Units	2021 Target Performance Units	2022 Target Performance Units	2023 Target Performance Units
Jeffrey Miller	303,797	101,266	101,266	101,265
Louis Ferraro	59,459	19,820	19,820	19,819
Christopher Hill	136,937	45,646	45,646	45,645
Patrick Doran	135,135	45,045	45,045	45,045
Christina Gabrys	14,254	4,752	4,751	4,751
The 2021-2023 Performance Units provide the opportunity to earn the identified performance-based restricted cash units based on the performance of our business during 2021, 2022 and 2023. Our NEOs are required to remain employed by our Company through February 2024 in order to vest in the cash units. Our Compensation Committee will determine whether to settle the vested performance-based restricted cash units in cash or shares of our Common Stock at the time they vest.
The following were the performance targets for the plan established by our Compensation Committee: 33 1∕3% based on revenue, 33 1∕3% based on adjusted EBITDA and 33 1∕3% based on a strategic objective established by our Compensation Committee. For 2021, our Compensation Committee designated TSR as the strategic metric.
Each of the components was separately assigned a “threshold” level, which established the minimum achievement necessary to be satisfied to receive any portion of the applicable bonus amounts, and a “maximum” level, which, if achieved or exceeded, would result in 200% of the target cash units being earned with respect to such component as described below.
2021 Performance Period — One-third of the 2021-2023 Performance Units
In February 2021, our Compensation Committee approved the following threshold, target and maximum performance goals for the 2021 portion of the 2021-2023 Performance Shares:
Corporate Component	Weighting	Threshold 50% payout	Target 100% payout	Maximum 200% payout
Revenue	33 1∕3%	$275,000,000	$295,000,000	$315,000,000
Adjusted EBITDA	33 1∕3%	$35,000,000	$50,000,000	$65,000,000
TSR	33 1∕3%	35th	50th	75th
As previously disclosed in the Compensation Discussion and Analysis section of our proxy statement for our 2022 annual meeting of stockholders, our NEOs earned 54.17% of the target number of the 2021-2023 Performance Units allocable to 2021 based on the Company’s 2021 financial performance, which performance units shall vest on or about February 2024 provided the NEO remains employed by our Company through such date:
Name	2021–2023 Target Performance Units	2021 Target Performance Units	Attainment %	Units Earned
Jeffrey Miller	303,797	101,266	54.17%	54,852
Louis Ferraro	59,459	19,820	54.17%	10,737
Christopher Hill	136,937	45,645	54.17%	24,726
Patrick Doran	135,135	45,045	54.17%	24,400
Christina Gabrys	14,254	4,752	54.17%	2,574
40 Synchronoss Technologies

2022 Performance Period — One-third of the 2021-2023 Performance Units
In February 2022, our Compensation Committee approved the following threshold, target and maximum performance goals for the 2022 portion of the 2021-2023 Performance Shares, which threshold, target and maximum performance goals were subsequently adjusted to account for the sale of the Company’s digital assets in May 2022:
Corporate Component	Weighting	Threshold 50% payout	Target 100% payout	Maximum 200% payout
Revenue	33 1∕3%	$261,000,000	$272,000,000	$285,000,000
Adjusted EBITDA	33 1∕3%	$36,500,000	$46,500,000	$56,500,000
TSR	33 1∕3%	35th	50th	75th
In 2022, using the same adjustments and calculations as described above under our 2022 cash incentive compensation plan, our NEOs did not receive any portion with respect to the revenue metric and received 116% with respect to the EBITDA metric. With respect to the TSR, based on the same analysis, our TSR was in the 9th percentile, resulting in no payment for this metric. As a result, each NEO received the following payout with respect to our Company’s 2022 performance:
Corporate Component	Achievement	Plan Payout	Weighting	Payout
Revenue	$252,600,000	0%	33 1∕3%	0%
Adjusted EBITDA	$48,100,000	116%	33 1∕3%	38.7%
TSR	9th	0%	33 1∕3%	0%
As a result, our NEOs earned 38.7% of the target number of the 2021-2023 Performance Units allocable to 2022 based on our Company’s 2022 financial performance. The actual number of 2021-2023 Performance Units earned based on our 2022 performance is set forth below, which performance units shall vest on or about February 2024 provided the NEO remains employed by our Company through such date:
Name	2022 Target Performance Units	Attainment %	Units Earned
Jeffrey Miller	101,266	38.7%	39,156
Louis Ferraro	19,820	38.7%	7,664
Christopher Hill	45,645	38.7%	17,649
Patrick Doran	45,045	38.7%	17,417
Christina Gabrys	4,751	38.7%	1,838
2022-2024 Performance-Based Restricted Cash Units
In February 2022, our Compensation Committee granted 2022-2024 performance-based restricted cash units to our NEOs employed as of the grant date. Mr. Greenwald left his position with our Company prior to December 31, 2022 and therefore will not be entitled to vest in any 2022-2024 performance-based restricted cash units.
The following table sets forth the 2022-2024 performance-based restricted cash units (the “2022-2024 Performance Units”) awarded to our NEOs:
Name	2022–2024 Target Performance Units	2022 Target Performance Units	2023 Target Performance Units	2024 Target Performance Units
Jeffrey Miller	836,601	278,867	278,867	278,867
Louis Ferraro	230,719	76,907	76,906	76,906
Christopher Hill	326,797	108,933	108,932	108,932
Patrick Doran	326,797	108,933	108,932	108,932
Christina Gabrys	130,719	43,573	43,573	43,573
Synchronoss Technologies 41

The 2022-2024 Performance Units provide the opportunity to earn the identified performance-based restricted cash units based on the performance of our business during 2022, 2023 and 2024. Our NEOs are required to remain employed by our Company through February 2025 in order to vest in the cash units. Our Compensation Committee will determine whether to settle the vested performance-based restricted cash units in cash or shares of our Common Stock at the time they vest.
The following were the performance targets for the plan established by our Compensation Committee: 25% based on revenue, 25% based on adjusted EBITDA and 50% based on a strategic objective established by our Compensation Committee. For 2022, our Compensation Committee designated TSR as the strategic metric.
Each of the components was separately assigned a “threshold” level, which established the minimum achievement necessary to be satisfied to receive any portion of the applicable bonus amounts, and a “maximum” level, which, if achieved or exceeded, would result in 200% of the target cash units being earned with respect to such component as described below, which threshold, target and maximum performance goals were subsequently adjusted to account for the sale of the Company’s digital assets in May 2022.
Corporate Component	Weighting	Threshold 50% payout	Target 100% payout	Maximum 200% payout
Revenue	25%	$261,000,000	$272,000,000	$285,000,000
Adjusted EBITDA	25%	$36,500,000	$46,500,000	$56,500,000
TSR	50%	35th	50th	75th
2022 Performance Period — One-third of the 2022-2024 Performance Units
In 2022, using the same adjustments and calculations as described above under our 2022 cash incentive compensation plan, our NEOs did not receive any portion with respect to the revenue metric and received 116% with respect to the EBITDA metric. With respect to the TSR, based on the same analysis, our TSR was in the 9th percentile, resulting in no payment for this metric. As a result, each NEO received the following payout with respect to our Company’s 2022 performance:
Corporate Component	Achievement	Plan Payout	Weighting	Payout
Revenue	$252,600,000	0%	25%	0%
Adjusted EBITDA	$48,100,000	116%	25%	29%
TSR	9th	0%	50%	0%
As a result, our NEOs earned 29% of the target number of the 2022-2024 Performance Units allocable to 2022 based on our Company’s 2022 financial performance. The actual number of 2022-2024 Performance Units earned based on our 2022 performance is set forth below, which performance units shall vest on or about February 2025 provided the NEO remains employed by our Company through such date:
Name	2022 Target Performance Units	Attainment %	Units Earned
Jeffrey Miller	278,867	29%	80,871
Louis Ferraro	76,907	29%	22,303
Christopher Hill	108,933	29%	31,590
Patrick Doran	108,933	29%	31,590
Christina Gabrys	43,573	29%	12,636
Other Benefits and Perquisites
Our NEOs are eligible to participate in all of our employee benefit plans (other than our employee stock purchase plan), such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case, on the same basis as our other employees. There were no other special benefits or perquisites provided to any NEO in 2022.
42 Synchronoss Technologies

Recoupment and Related Policies
We have a comprehensive Workplace Code of Ethics and Business Conduct and ensure that our employees comply with this policy. In accordance with this policy, we investigate all reported instances of questionable or unethical behavior, and where improper behavior is found to have occurred, we take appropriate remedial action up to and including termination. If the results of an investigation establish that one of our employees, officers or directors has committed fraud or engaged in some other improper act that has the result of causing our financial statements for any period to be restated or that otherwise adversely affects those financial statements, our Board has discretion to take immediate and appropriate disciplinary action against the individual, including but not limited to termination. In addition, our Board has discretion to pursue whatever legal remedies are available to prosecute the individual to the fullest extent of the law and to claw back or recoup any amounts he or she inappropriately received as a result of the improper action or inaction, including but not limited to any annual or long-term incentives that he or she received but would not have received had such act not be taken. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements consistent with the requirements of the Exchange Act Rule 10D-1 after Nasdaq releases final listing standards in accordance with such rule.
Executive Officer Stock Ownership Guidelines
We have instituted stock ownership guidelines for our executive officers with the purpose of ensuring they maintain a meaningful equity stake in our Company to further align their interests with those of our stockholders. Each executive officer who is also subject to Section 16 of the Exchange Act or who directly reports to our CEO (which includes all of our NEOs) is required to own, as of the later of January 1, 2022 or five years from the date on which the individual first began reporting to our CEO or first became a Section 16 officer, a number of vested shares of our Common Stock having a value at least equal to (a) in the case of our CEO, five times his then current base salary; (b) for any direct report of our CEO, three times that individual’s then current base salary, and (c) for other executive officers subject to this policy, one and one-half times the individual’s then current base salary.
If an executive officer is not compliant at the end of his or her phase-in period, our Compensation Committee may reduce future equity grants to that individual until he or she becomes compliant. Based on shareholdings and the price of our Common Stock on December 31, 2022, Mr. Doran has fallen below his applicable minimum holding requirement and Messrs. Ferraro, Hill and Miller and Ms. Gabrys are still within the five-year period from becoming executive officers and, therefore, have not had an opportunity to acquire the necessary amount of our Common Stock as of December 31, 2022.
Tax Matters
For federal income taxes, compensation is an expense that is fully tax deductible for almost all of our U.S. employees. As a result of changes made by the 2017 Tax Cuts and Jobs Act, compensation in excess of $1 million paid to anyone who serves as the Chief Executive Officer, Chief Financial Officer or who is among the three most highly compensated executive officers for any year beginning after December 31, 2016 generally is not deductible. The only exception is for compensation that is paid pursuant to a binding contract in effect on November 2, 2017, that would have otherwise been deductible under the prior Section 162(m) rules, of which the Company has none. Our Compensation Committee considers tax and accounting implications in determining all elements of our compensation plans, programs and arrangements.
Management Changes
Taylor Greenwald entered into the Amendment to Employment Agreement, which amended his employment agreement entered into effective November 1, 2021. Under the terms of the Amendment to Employment Agreement, Mr. Greenwald took an unpaid leave of absence for the period August 12, 2022 through October 10, 2022 (“Leave of Absence Term”). The Amendment to Employment Agreement provided that if Mr. Greenwald did not return to his position as the Chief Financial Officer of the Company prior to the end of the Leave of Absence Term, (i) his employment terminated effective immediately, (ii) all restricted stock awards and stock options would cease vesting with respect to any unvested portion, and (iii) the Company would not be obligated to pay any termination or severance benefits. Mr. Greenwald’s employment was terminated effective October 10, 2022 when his leave of absence was not extended by mutual agreement, and as such, his employment at the Company terminated as an operation of the Amendment to Employment Agreement.
Synchronoss Technologies 43

Compensation Committee Report(1)
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement submitted by the following members of the Compensation Committee:
Mohan S. Gyani, Chair
Kristin S. Rinne
Martin F. Bernstein
(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Synchronoss Technologies, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

44 Synchronoss Technologies

Summary Compensation Table
The following table sets forth all of the compensation awarded to, earned by, or paid to our NEOs for the years indicated:
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(9)	All Other Compensation ($)	Total ($)
Jeffrey Miller President and Chief Executive Officer	2022	500,000		1,413,856(3)	485,229	350,000	7,000(10)	2,756,085
	2021	500,000		3,293,156	603,768	244,000	7,000	4,647,924
	2020	403,110		600,000	113,857	291,647	7,000	1,415,614
Louis Ferraro Chief Financial Officer	2022	345,833		439,582(4)	146,527	142,917	7,000(10)	1,081,860
	2021	321,250		262,215	87,480	74,466	7,000	752,411
Christopher Hill Chief Commercial Officer	2022	385,000		583,333(5)	194,445	269,500	7,000(10)	1,439,278
	2021	358,750		534,893	106,776	174,358	7,000	1,181,777
	2020	321,083	15,000	—	148,426	273,813	7,000	765,322
Patrick Doran Chief Technology Officer	2022	379,890		583,333(6)	194,445	188,650	7,000(10)	1,353,318
	2021	362,771		932,433	121,892	124,533	7,000	1,548,629
	2020	323,903		750,000	142,322	175,131	7,000	1,398,356
Christina Gabrys Chief Legal Officer	2022	281,250		233,333(7)	77,777	101,250	7,000(10)	700,610
Taylor Greenwald(11) Former Chief Financial Officer	2022	254,583		—	—	—	—	254,583
	2021	65,000		900,000	300,183	45,500	—	1,270,683
(1)
The amounts set forth in this column represent the subjective individual component portion of our annual cash incentive bonus awards paid to the NEOs in 2022. See “Compensation Discussion and Analysis” above for further discussion of the subjective individual component.

(2)
The amounts in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic No. 718, of the performance share awards (with the grant date fair value determined using the probable outcome of the performance conditions) and the time-based restricted stock awards granted to our NEOs. See “Compensation Discussion and Analysis” above for further discussion of these share awards. See Note 2 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of our assumptions in estimating the fair value of our share awards. Our executive officers will not realize any value for these awards until sold.

(3)
Mr. Miller was granted performance-based restricted cash units as 2022-2024 Performance Cash Units as described in greater detail in “Compensation Discussion and Analysis” above. The grant date value of the performance-based restricted cash units assuming the highest level of performance conditions is achieved was $1,991,110.

(4)
Mr. Ferraro was granted performance-based restricted cash units as 2022-2024 Performance Cash Units as described in greater detail in “Compensation Discussion and Analysis” above. The grant date value of the performance-based restricted cash units assuming the highest level of performance conditions is achieved was $311,111. Mr. Ferraro was granted additional performance based restricted cash units in connection with his taking the role of Acting Chief Financial Officer (the “Acting Grant”) as described in greater detail in the “Compensation Discussion and Analysis” above. The grant date value of the Acting Grant assuming the highest level of performance conditions achieved was $165,000. Mr. Ferraro was granted additional performance based restricted cash units in connection with remaining in the role of Acting Chief Financial Officer for greater than 90 days (the “90 Day Grant”) as described in greater detail in the “Compensation Discussion and Analysis” above. The grant date value of the 90 Day Grant assuming the highest level of performance conditions achieved was $110,000.

(5)
Mr. Hill was granted performance-based restricted cash units as 2022-2024 Performance Cash Units as described in greater detail in “Compensation Discussion and Analysis” above. The grant date value of the performance-based restricted cash units assuming the highest level of performance conditions is achieved was $777,777.

(6)
Mr. Doran was granted performance-based restricted cash units as 2022-2024 Performance Cash Units as described in greater detail in “Compensation Discussion and Analysis” above. The grant date value of the performance-based restricted cash units assuming the highest level of performance conditions is achieved was $777,777.

(7)
Ms. Gabrys was granted performance-based restricted cash units as 2022-2024 Performance Cash Units as described in greater detail in “Compensation Discussion and Analysis” above. The grant date value of the performance-based restricted cash units assuming the highest level of performance conditions is achieved was $311,111.

Synchronoss Technologies 45

(8)
The amounts in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic No. 718, of option awards granted to our NEOs. See Note 2 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of our assumptions in estimating the fair value of our stock option awards. Our NEOs will not realize any value with respect to these awards until these awards are exercised or sold.

(9)	The amounts under this column include amounts earned based on our Company’s annual cash incentive bonus compensation plan described under “Compensation Discussion and Analysis” above.
(10)	Reflects amounts paid for 401(k) Company match.
(11)
Mr. Greenwald was granted performance-based restricted cash units as 2022-2024 Performance Cash Units as described in greater detail in “Compensation Discussion and Analysis” above. The grant date value of the performance based restricted cash units assuming the highest level of performance conditions is achieved was $777,777. Because Mr. Greenwald’s employment was terminated prior to February 2025, he will not be entitled to any 2022-2024 performance based restricted cash units. Mr. Greenwald was not granted restricted stock awards or stock options.

46 Synchronoss Technologies

Grants of Plan Based Awards
The following table sets forth each plan-based award granted to our NEOs during the year ended December 31, 2022. The FASB ASC Topic No. 718 value of these awards is also reflected in the Stock Awards and Option Awards columns of the Summary Compensation Table above:
Name(s)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Number of Shares of Stock or Units (#)	Awards Securities Underlying Options (#))	Exercise or Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey Miller		250,000	500,000	1,000,000	418,301	836,601	1,673,202
	7/12/2022							418,301	418,301	1.16	970,458
Louis Ferraro(4)		102,084	204,167	408,334	65,360	130,719	261,438
	7/8/2022							65,359	65,359	1.19	155,554
	8/9/2022				25,000	50,000	100,000	25,000	25,000	1.65	82,500
	11/2/2022				25,000	50,000	100,000	25,000	25,000	1.10	55,000
Chris Hill		192,500	385,000	770,000	163,399	326,797	653,594
	7/8/2022							163,399	163,399	1.19	388,890
Patrick Doran		134,750	269,500	539,000	163,399	326,797	653,594
	7/8/2022							163,399	163,399	1.19	388,890
Christina Gabrys		72,500	145,000	290,000	65,360	130,719	261,438
	7/8/2022							65,359	65,359	1.19	155,554
Taylor Greenwald(5)		136,500	273,000	546,000	163,399	326,797	653,594
(1)
Each of our NEOs was granted a non-equity incentive plan award pursuant to our 2022 annual cash incentive bonus compensation plan. The amounts shown in the “Threshold” column reflect the cash payment that would have been awarded under our 2022 annual cash incentive bonus plan if we had achieved the threshold payout level for a single corporate objective with the lowest weight. The amounts shown in the “Target” column reflect the target payment level under our 2022 annual cash incentive bonus plan if we had achieved all of the objectives previously approved by our Compensation Committee at target levels. The amounts shown in the “Maximum” column reflect the maximum payouts under our 2022 annual cash incentive bonus compensation plan if we had achieved all of the objectives previously approved by our Compensation Committee at or above the maximum level. The corporate and business components of our 2022 annual cash incentive bonus compensation plan are discussed in greater detail in “Compensation Discussion and Analysis” above. The actual amounts paid to each NEO are shown in the Summary Compensation Table above.

(2)
Reflects 2022-2024 Performance-Based Restricted Cash Units as described in greater detail in “Compensation Discussion and Analysis” above. The amounts shown in the “Threshold” column reflect the 2022-2024 Performance Cash Units that will be earned if certain minimum financial goals are achieved. The amounts shown in the “Target” column reflect the number of 2022-2024 Performance-Based Restricted Cash Units that will be earned if all of the 2022-2024 financial goals are achieved at target levels. The amounts shown in the “Maximum” column reflect the maximum number of 2022-2024 Performance-Based Restricted Cash Units that can be earned if all of the 2022-2024 financial goals are achieved at or above maximum levels.

(3)
The amount in this column reflects the grant date fair value, computed in accordance with FASB ASC Topic No. 718, of stock awards and options granted to our NEOs. See Note 2 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of our assumptions in estimating the fair value of our stock and option awards.

(4)
Mr. Ferraro’s salary was increased to $375,000 upon him becoming Acting Chief Financial Officer in August 2022. The amount he received under the 2022 Cash Incentive Bonus Compensation Plan was prorated accordingly. Mr. Ferraro received a special Acting Grant and 90 Day Grant in the amounts set forth in the table above upon him becoming Acting Chief Financial Officer in August 2022 and upon him remaining in that role for greater than 90 days.

(5)
Mr. Greenwald’s employment was terminated effective October 10, 2022 when his leave of absence was not extended by mutual agreement and therefore he will not receive any amounts under the 2022 Cash Incentive Bonus Compensation Plan, his 2022 performance-based restricted cash units have been cancelled and all of his unvested equity awards have been cancelled.

Synchronoss Technologies 47

Description of Awards Granted in 2022
•
Jeffrey Miller:
On July 12, 2022, we granted Mr. Miller (i) an option to purchase 418,301 shares of our Common Stock, (ii) a restricted stock award of 418,301 shares, and (iii) a target award of 836,601 2022-2024 Performance-Based Restricted Cash Units, which are earned based on our Company’s achievement of performance metrics to be established by the Compensation Committee during fiscal year 2022, 2023, and 2024 discussed in the Compensation Discussion and Analysis section in this Proxy Statement.

•
Louis Ferraro, Jr.:
On July 8, 2022, we granted Mr. Ferraro (i) an option to purchase 65,359 shares of our Common Stock, (ii) a restricted stock award of 65,359 shares, and (iii) a target award of 130,719 2022-2024 Performance-Based Restricted Cash Units, which are earned based on our Company’s achievement of performance metrics to be established by the Compensation Committee during fiscal year 2022, 2023 and 2024 discussed in the Compensation Discussion and Analysis section in this Proxy Statement. On August 9, 2022, we granted Mr. Ferraro (i) an option to purchase 25,000 shares of our Common Stock, (ii) a restricted Common Stock award of 25,000 shares and (iii) a target award of 50,000 2022-2024 Performance-Based Restricted Cash Units, which are earned based on our Company’s achievement of performance metrics to be established by the Compensation Committee during fiscal year 2022, 2023 and 2024 discussed in the Compensation Discussion and Analysis section of this Proxy Statement. On November 2, 2022, we granted Mr. Ferraro (i) an option to purchase 25,000 shares of our Common Stock, (ii) a restricted stock award of 25,000 shares and (iii) a target award of 50,000 2022-2024 Performance-Based Restricted Cash Units, which are earned based on our Company’s achievement of performance metrics to be established by the Compensation Committee during fiscal year 2022, 2023 and 2024 discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

•
Christopher Hill:
On July 8, 2022, we granted Mr. Hill (i) an option to purchase 163,399 shares of our Common Stock, (ii) a restricted stock award of 163,399 shares, and (iii) a target award of 326,797 2022-2024 Performance-Based Restricted Cash Units, which are earned based on our Company’s achievement of performance metrics to be established by the Compensation Committee during fiscal year 2022, 2023, and 2024 discussed in the Compensation Discussion and Analysis section in this Proxy Statement.

•
Patrick Doran:
On July 8, 2022, we granted Mr. Doran (i) an option to purchase 163,399 shares of our Common Stock, (ii) a restricted stock award of 163,399 shares, and (iii) a target award of 326,797 2022-2024 Performance-Based Restricted Cash Units, which are earned based on our Company’s achievement of performance metrics to be established by the Compensation Committee during fiscal year 2022, 2023, and 2024 discussed in the Compensation Discussion and Analysis section in this Proxy Statement.

•
Christina Gabrys
On July 8, 2022, we granted Ms. Gabrys (i) an option to purchase 65,359 shares of our Common Stock, (ii) a restricted stock award of 65,359 shares, and (iii) a target award of 130,719 2022-2024 Performance-Based Restricted Cash Units, which are earned based on our Company’s achievement of performance metrics to be established by the Compensation Committee during fiscal year 2022, 2023, and 2024 discussed in the Compensation Discussion and Analysis section in this Proxy Statement.

•
Taylor Greenwald:
On July 8, 2022, we granted Mr. Greenwald a target award of 326,797 2022-2024 Performance-Based Restricted Cash Units, which are earned based on our Company’s achievement of performance metrics to be established by the Compensation Committee during fiscal year 2022, 2023, and 2024 discussed in the Compensation Discussion and Analysis section in this Proxy Statement. Because Mr. Greenwald’s employment with the Company was terminated effective October 10, 2022 when his leave of absence was not mutually extended, all performance based restricted cash units and all unvested equity awards have been cancelled.

48 Synchronoss Technologies

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding each unexercised option and all unvested stock held by each of our NEOs as of December 31, 2022:
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)
Jeffrey Miller	84,357(2)		6.20	11/2/2025
	26,061(3)	3,723	6.88	6/6/2026
	24,554(4)	12,278	5.43	2/20/2027
	83,649(5)	167,299	3.95	3/8/2028
		418,301(6)	1.16	7/12/2029
					101,266(7)	62,785
					418,301(8)	259,347
							77,349(9)	47,956
							455,695(10)	282,531
							257,383(11)	159,577
							836,601(12)	518,693
Louis Ferraro	8,283(3)		6.88	6/6/2026
	13,812(4)	6,906	5.43	2/20/2027
	25,000(13)		3.74	9/11/2027
	9,910(14)	19,820	2.94	6/14/2028
	10,000(15)	10,000	2.91	8/5/2028
		65,359(6)	1.19	7/8/2029
		25,000(16)	1.65	8/9/2029
		25,000(17)	1.10	11/2/2029
					65,359(18)	40,523
					25,000(19)	15,500
					25,000(20)	15,500
							50,376(11)	31,233
							230,719(12)	143,046
Christopher Hill	8,283(3)		6.88	6/6/2026
	13,812(4)	6,906	5.43	2/20/2027
	7,000(21)	7,000	3.43	7/1/2027
	25,000(13)		3.74	9/11/2027
	11,712(14)	23,423	2.94	6/14/2028
	11,111(22)	22,223	2.25	10/18/2028
		163,399(6)	1.19	7/8/2029
					23,423(23)	14,522
					22,223 (24)	13,788
					163,399(8)	101,307
							116,017(11)	71,930
							326,797(12)	202,614
Patrick Doran	64,152(25)		16.33	5/8/2024
	22,470(26)		10.62	4/5/2025
	26,061(3)	3,723	6.88	6/6/2026
	30,693(4)	15,347	5.43	2/20/2027
	22,523(14)	45,045	2.94	6/14/2028
		163,399(6)	1.19	7/8/2029
					45,045(23)	27,928
					163,399(8)	101,307
							96,686(9)	59,945
							114,490(11)	70,984
							326,797(12)	202,614
Synchronoss Technologies 49

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)
Christina Gabrys	1,054(26)		10.62	4/5/2025
	1,325(3)		6.88	6/6/2026
	2,209(4)	1,105	5.43	2/20/2027
	17,500(13)		3.74	9/11/2027
	2,837(14)	5,672	2.94	6/14/2028
	1,667(27)	3,333	2.98	8/02/2028
		65,359(6)	1.19	7/8/2029
					2,836(23)	1,758
					3,333(28)	2,066
					66,359(8)	41,142
							30,000(29)	18,600
							14,254(11)	8,837
							130,719(12)	81,046
(1)
Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing market price per share of our Common Stock on December 30, 2022, which was the last trading day of 2022, which was $0.62 per share. The actual value (if any) to be realized by the NEO depends on whether the shares vest and the future performance of our Common Stock. Each of the options and restricted stock awards automatically vest if we are acquired and the NEO is either involuntarily terminated or voluntarily resigns for good reason under certain circumstances following our change of control, as discussed in more detail below under “Employment Agreements.”

(2)
The option vests over four years from the vesting start date of November 2, 2018, with 25% vested on November 2, 2019 and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service with the Company. As a result, the option was fully exercisable on November 2, 2022.

(3)
The option vests over four years from the vesting start date of June 6, 2019, with 25% vested on June 6, 2020 and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service with the Company. As a result, the option will be fully exercisable on June 6, 2023.

(4)
The option vests over three years from the vesting start date of February 20, 2020, with one-third of the options vested on February 20, 2021 and one-third of the shares will vest on each of February 20, 2022 and February 20, 2023, provided the NEO has continuous service with the Company through such dates. As a result, the option was fully exercisable on February 20, 2023.

(5)
The option vests over three years from the vesting start date of March 8, 2021, with one-third vested on each of March 8, 2022, March 8, 2023, and March 8 2024, provided the NEO has continuous service with the Company through such vesting dates. As a result, the option will be fully exercisable on March 8, 2024.

(6)
The option vests over three years from the vesting start date of July 12, 2022, with one-third vested on each of July 12, 2023, July 12, 2024, and July 12, 2025, provided the NEO has continuous service with the Company through such vesting dates. As a result, the option will be fully exercisable on July 12, 2025.

(7)
Reflects restricted stock awards granted on March 8, 2021. One-third of the shares vest on each of March 8, 2022, March 8, 2023, and March 8, 2024, provided the NEO has continuous service with the Company through such date.

(8)
Reflects restricted stock awards granted on July 12, 2022. One-third of the shares vested on each of July 12, 2023, July 12, 2024, and July 12, 2025, provided the NEO has continuous service with the Company through such date.

(9)
Reflects target number of 2020-2022 Performance-Based Restricted Cash Units as described in greater detail in “Compensation Discussion and Analysis” above. The amount shown reflects the target award if all of the associated target performance metrics were achieved for each of the three years of 2020, 2021, and 2022. The actual number of cash units earned could range from 0 to two times the amount and will be determined in March of the following year for each fiscal year. These cash units will become fully vested when the actual number of cash units is determined for the fiscal year 2022 provided the NEO is employed on such date.

(10)
Reflects target number of Performance-Based Restricted Cash Units granted on March 8, 2021 upon Mr. Miller being appointed CEO. The amount shown reflects the target award if all of the associated target performance metrics were achieved for each of the three years of 2021, 2022, and 2023. The actual number of cash units earned could range from 0 to two times the amount and will be determined in March of the following year for each fiscal year. These cash units will become fully vested when the actual number of cash units is determined for the fiscal year 2023 provided the NEO is employed on such date.

50 Synchronoss Technologies

(11)
Reflects target number of 2021-2023 Performance-Based Restricted Cash Units as described in greater detail in “Compensation Discussion and Analysis” above. The amount shown reflects the target award if all of the associated target performance metrics were achieved for each of the three years of 2021, 2022, and 2023. The actual number of cash units earned could range from 0 to two times the amount and will be determined in March of the following year for each fiscal year. These cash units will become fully vested when the actual number of cash units is determined for the fiscal year 2023 provided the NEO is employed on such date.

(12)
Reflects target number of 2022-2024 Performance-Based Restricted Cash Units as described in greater detail in “Compensation Discussion and Analysis” above. The amount shown reflects the target award if all of the associated target performance metrics were achieved for each of the three years of 2022, 2023, and 2024. The actual number of cash units earned could range from 0 to two times the amount and will be determined in March of the following year for each fiscal year. These cash units will become fully vested when the actual number of cash units is determined for the fiscal year 2024 provided the NEO is employed on such date.

(13)
The option vests 100% two years from the vesting start date of September 11, 2020, with the options vesting on September 11, 2022, provided the NEO has continuous service with the Company through such dates. As a result, the option will be fully exercisable on September 11, 2022.

(14)
The option vests over three years from the vesting start date of June 14, 2021, with one-third vested on each of June 14, 2022, April 9, 2023 and April 9, 2024, provided the NEO has continuous service with the Company through such vesting dates. As a result, the option will be fully exercisable on April 9, 2024.

(15)
The option vests over two years from the vesting start date of August 5, 2021, with 50% of the shares vesting on each of August 5, 2022 and August 5, 2023, provided the NEO has continuous service with the Company through such dates.

(16)
The option vests over three years from the vesting start date of August 9, 2022, with one-third vested on each of August 9, 2023, August 9, 2024, and August 9, 2025, provided the NEO has continuous service with the Company through such vesting dates. As a result, the option will be fully exercisable on August 9, 2025.

(17)
The option vests over three years from the vesting start date of November 2, 2022, with one-third vested on each of November 2, 2023, November 2, 2024, and November 2, 2025, provided the NEO has continuous service with the Company through such vesting dates. As a result, the option will be fully exercisable on November 2, 2025.

(18)
Reflects restricted stock awards granted on July 8, 2022. One-third of the shares vested on each of July 8, 2023, July 8, 2024, and July 8, 2025, provided the NEO has continuous service with the Company through such date. As a result, the restricted stock awards will be fully vested on July 8, 2025.

(19)
Reflects restricted stock awards granted on August 9, 2022. One-third of the restricted stock awards vested on each of August 9, 2023, August 9, 2024, and August 9, 2025, provided the NEO has continuous service with the Company through such date. As a result, the restricted stock awards will be fully vested on August 9, 2025.

(20)
Reflects restricted stock awards granted on November 2, 2022. One-third of the restricted stock awards vested on each of November 2, 2023, November 2, 2024, and November 2, 2025, provided the NEO has continuous service with the Company through such date. As a result, the restricted stock awards will be fully vested on November 2, 2025.

(21)
The option vests over four years from the vesting start date of July 1, 2020, with one-fourth of the shares vesting on each of July 1, 2021, July 1, 2022, July 1, 2023, and July 1, 2024, provided the NEO has continuous service with the Company through such dates. As a result, the option will be fully exercisable on July 1, 2024.

(22)
The option vests over three years from the vesting start date of October 18, 2021, with one-third vesting on each of October 18, 2022, October 18, 2023, and October 18, 2024, provided the NEO has continuous service with the Company through such dates. As a result, the option will be fully exercisable on October 18, 2024.

(23)
Reflects restricted stock awards granted on June 14, 2021, one-third of the option vests on June 14, 2022, one third on April 9, 2023, and one-third of the option vests on April 9, 2024, provided the NEO has continuous service with the Company through such dates. As a result, the restricted stock awards will be fully vested on April 9, 2024.

(24)
Reflects restricted stock awards granted on October 18, 2021. One-third of the restricted stock awards vests on each of October 18, 2022, October 18, 2023, and October 18, 2024, provided the NEO has continuous service with the Company through such dates. As a result, the restricted stock awards will be fully vested on October 18, 2024.

(25)
The option vested over four years from the vesting start date of May 8, 2017, and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service with the Company. As a result, the option was fully exercisable on May 8, 2021.

(26)
The option vested over four years from the vesting start date of February 28, 2018, and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service with the Company. As a result, the option was fully exercisable on February 28, 2022.

(27)
The option vests over three years from the vesting start date of August 2, 2021, with one-third vested on August 2, 2022 and one-third will vest on each of August 2, 2023 and August 2, 2024. As a result, the option will be fully exercisable on August 2, 2024.

(28)
Reflects restricted stock awards granted on August 2, 2021. One-third of the restricted stock awards vests on each of August 2, 2022, August 2, 2023, and August 2, 2024, provided the NEO has continuous service with the Company through such dates. As a result, the restricted stock awards will be fully vested on August 2, 2024.

(29)
Reflects target number of retention performance-based stock awards granted on April 30, 2021. The amount shown reflects the target award if the associated target performance metric was achieved in 2022. The actual number of shares awarded is 0, as determined in March of 2023, as a result of the failure of the Company to meet the performance metric.

Synchronoss Technologies 51

Option Exercises and Stock Vested
The following table shows the number of shares acquired upon exercise of options by each NEO during the year ended December 31, 2022, and the shares of restricted stock held by each NEO that vested during the year ended December 31, 2022.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeffrey Miller	-0-	-0-	127,204	192,557
Taylor Greenwald	-0-	-0-	-0-	-0-
Louis Ferraro	-0-	-0-	14,367	18,915
Christopher Hill	-0-	-0-	29,468	37,475
Patrick Doran	-0-	-0-	68,852	100,349
Christina Gabrys	-0-	-0-	3,822	5,546
(1)
For option awards, value realized on exercise is based on the fair market value of our Common Stock on the exercise date less the exercise price. For stock awards, value realized on vesting is based on the fair market value of our Common Stock on the vesting date. In neither case do the amounts set forth above necessarily reflect proceeds actually received by the NEO. Our NEOs will only realize value on these awards when the underlying shares are sold, which value may differ from the value shown in the table above as it is dependent on the price at which such shares of Common Stock are actually sold.

Employment Agreements
Chief Executive Officer
Mr. Miller entered into an employment agreement with the Company in March 2021. Pursuant to his employment agreement, Mr. Miller will be eligible to receive severance benefits if he is subject to an involuntary termination, contingent on him signing and not revoking a general release of all claims against the Company. The employment agreement provides that if prior to the 120 days before, or after 24 months following, the occurrence of a “change in control” (as defined in the employment agreement), Mr. Miller is subject to an “involuntary termination” (as defined in the employment agreement), he shall be eligible to receive a lump-sum severance payment equal to (i) two times the sum of his base salary in effect at the time of termination plus his average bonus received in the immediately preceding two years plus (ii) an amount equal to 24 times the monthly amount the Company was paying on behalf of Mr. Miller and his eligible dependents with respect to the Company’s group health insurance plans in which Mr. Miller and his eligible dependents were participants as of the date of termination. The amount of these severance benefits shall be reduced by the amount of severance pay or pay in lieu of notice that Mr. Miller receives from the Company under any applicable federal or state statute.
The employment agreement also provides that if an involuntary termination occurs within 120 days prior to, or 24 months following, a change in control, Mr. Miller shall be eligible to receive a lump sum severance payment equal to (i) 2.99 times his base salary in effect at the time, (ii) two times his average bonus received in the immediately preceding two years, plus (iii) an amount equal to 24 times the monthly amount the Company was paying on behalf of Mr. Miller and his eligible dependents with respect to the Company’s group health insurance plans in which Mr. Miller and his eligible dependents were participants as of the date of termination. In addition, unless otherwise set forth in the applicable grant agreement, his outstanding stock options, restricted stock awards, and other equity awards granted by the Company shall accelerate and be fully vested (other than performance-related restricted stock awards that are tied to performance after the change of control). The amount of these severance benefits shall be reduced by the amount of severance pay or pay in lieu of notice that Mr. Miller receives from the Company under any applicable federal or state statute.
In the event of Mr. Miller’s death, Mr. Miller’s estate will receive an amount equal to his target cash incentive bonus for the fiscal year in which such termination occurs (or, if greater, the bonus amount determined based on the applicable factors and actual performance for such fiscal year). In addition, all stock options, restricted stock awards (other than performance-related restricted stock awards), and other time-based equity awards granted by the Company and held by Mr. Miller at the time of his death shall accelerate and be fully vested.
52 Synchronoss Technologies

If Mr. Miller’s employment terminates due to “permanent disability” (as defined in his employment agreement), Mr. Miller will be entitled to receive (i) an amount equal to his target cash incentive bonus for the fiscal year in which such termination occurs (or, if reasonably ascertainable and greater, the bonus amount determined based on the applicable factors and actual performance for such fiscal year), prorated based on the number of days of employment completed during that fiscal year, plus (ii) a lump sum amount equal to 24 times the monthly amount the Company was paying on behalf of Mr. Miller and his eligible dependents with respect to the Company’s group health insurance plans in which Mr. Miller and his eligible dependents were participants as of the date of termination. In addition, (i) all stock options, restricted stock awards (other than performance-related restricted stock awards) and other time-based equity awards granted by the Company and held by Mr. Miller shall accelerate and be fully vested as of the date of Mr. Miller’s termination.
Other Named Executive Officers
Each of Messrs. Ferraro, Hill and Doran and Ms. Gabrys are eligible participants of our Tier One Employment Plan (collectively referred to as the “Employment Arrangements”). Under the Employment Arrangements, each NEO will be eligible to receive severance benefits if he or she is subject to an involuntary termination, contingent on him or her signing and not revoking a general release of all claims against the Company.
The Employment Arrangements provide that if an NEO is subject to an “involuntary termination” (as defined in the employment agreement) absent a “change in control” (as defined in the employment agreement), he or she shall be eligible to receive a lump-sum severance payment equal to (i) one and one-half times the sum of his or her base salary in effect at the time of termination and one and a half times his or her average bonus received in the immediately preceding two years, plus (ii) an amount equal to 12 times the monthly amount the Company was paying on behalf of the NEO and their eligible dependents with respect to the Company’s group health insurance plans in which their dependents were participants as of the date of termination. The amount of these severance benefits shall be reduced by the amount of severance pay or pay in lieu of notice that the NEO receives from the Company under any applicable federal or state statute.
The Employment Arrangements also provide that if an involuntary termination occurs within the 120 days prior to or 24 months following a change in control, the NEO shall be eligible to receive a lump sum severance payment equal to (i) two times his or her base salary in effect at the time and two times his or her average bonus received in the immediately preceding two years, plus (ii) an amount equal to 18 times the monthly amount the Company was paying on behalf of the NEO and their eligible dependents with respect to the Company’s group health insurance plans in which their dependents were participants as of the date of termination. The amount of these severance benefits shall be reduced by the amount of severance pay or pay in lieu of notice that the NEO receives from the Company under any applicable federal or state statute. In addition, unless otherwise set forth in an applicable grant agreement, all stock options, restricted stock awards (other than performance related restricted stock awards tied to performance after the change in control), and other time-based equity awards granted by the Company and held by the NEO shall accelerate and be fully vested.
In the event of an NEO’s death, his or her estate will receive an amount equal to his or her target cash incentive bonus for the fiscal year in which such termination occurs (or, if greater, the bonus amount determined based on the applicable factors and actual performance for such fiscal year). In addition, all stock options, restricted stock awards (other than performance-related restricted stock awards), and other time-based equity awards granted by the Company and held by the NEO at the time of his or her death shall accelerate and be fully vested. If an NEO’s employment terminates due to “permanent disability” (as defined in the Employment Arrangements), he or she will be entitled to receive (i) an amount equal to his or her target cash incentive bonus for the fiscal year in which such termination occurs (or, if reasonably ascertainable and greater, the bonus amount determined based on the applicable factors and actual performance for such fiscal year), prorated based on the number of days of employment completed during that fiscal year, plus (ii) a lump sum amount equal to 24 times the monthly amount the Company was paying on behalf of the NEO and his or her eligible dependents with respect to the Company’s group health insurance plans in which the NEO and his or her eligible dependents were participants as of the date of termination. In addition, all stock options, restricted stock awards (other than performance-related restricted stock awards), and other time-based equity awards granted by the Company and held by the NEO at the time of his or her permanent disability shall accelerate and be fully vested.
Synchronoss Technologies 53

Estimated Payments and Benefits
The table below reflects the potential payments and benefits to which Messrs. Miller, Ferraro, Hill, Doran and Ms. Gabrys would be entitled pursuant to their respective employment agreements if such executive officer’s employment was terminated effective as of December 31, 2022. Mr. Greenwald’s employment with the Company was terminated on October 10, 2022 when his leave of absence was not mutually extended and he did not receive severance or any other benefit set forth in the Employment Arrangements. There are no agreements, arrangements, or plans that entitle executive officers to severance, perquisites, or other enhanced benefits in connection with the termination of their employment other than the employment agreements and executive employment plan.
Name	Benefit	Voluntary Resignation/ Termination for Cause ($)	Involuntary Termination Prior to the 120 days before, or More Than 24 Months after, a Change in Control ($)	Termination Due to Death or Disability ($)	Involuntary Termination In the 120 days prior to or within 24 Months After a Change in Control ($)
Jeffrey Miller	Severance(1)	0	1,297,000	500,000	2,089,000
	Option Acceleration(2)	0	0	0	0
	Restricted Stock Acceleration(3)	0	0	322,132	322,132
	Benefit Continuation(4)	0	28,201	28,201	28,201
	Total Value	0	1,325,201	850,333	2,439,333
Louis Ferraro	Severance(1)	0	725,538	204,167	967,383
	Option Acceleration(2)	0	0	0	0
	Restricted Stock Acceleration(3)	0	0	83,811	83,811
	Benefit Continuation(4)	0	23,457	46,914	35,186
	Total Value	0	748,995	322,604	1,086,380
Christopher Hill	Severance(1)	0	910,394	385,000	1,213,858
	Option Acceleration(2)	0	0	0	0
	Restricted Stock Acceleration(3)	0	0	129,608	129,608
	Benefit Continuation(5)	0	16,139	32,279	24,209
	Total Value	0	926,533	546,896	1,367,675
Patrick Doran	Severance(1)	0	812,387	269,500	1,083,183
	Option Acceleration(2)	0	0	0	0
	Restricted Stock Acceleration(3)	0	0	129,235	129,235
	Benefit Continuation(5)	0	20,771	41,543	31,157
	Total Value	0	833,158	450,278	1,243,575
Christina Gabrys	Severance(1)	0	544,208	145,000	725,610
	Option Acceleration(2)	0	0	0	0
	Restricted Stock Acceleration(3)	0	0	44,347	44,347
	Benefit Continuation(5)	0	0	0	0
	Total Value	0	544,208	189,966	769,957
(1)
For purposes of valuing cash severance payments in the table above, we used each NEO’s base salary as of December 31, 2022. For purposes of calculating cash severance payments in the table above in the event of an involuntary termination (whether prior to, within 24 months following, or more than 24 months following, a change in control), we used each NEO’s average annual bonuses for 2021 and 2022 and, for purposes of calculating cash severance payments in the table above in the event of a termination due to permanent disability, we used the NEO’s target bonus as of December 31, 2022.

(2)
The value of option acceleration shown in the table above was calculated based on the assumption that the triggering event occurred on December 31, 2022. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the excess of the closing price of our Common Stock on December 30, 2022, the last trading day of the year, over the exercise price of the option.

(3)
The value of restricted stock acceleration shown in the table above was calculated based on the assumption that the triggering event occurred on December 31, 2022. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each restricted stock grant by the closing price of our Common Stock on December 30, 2022, the last trading day of the year, which was $0.62 per share.

54 Synchronoss Technologies

(4)
Amounts reflect 12x the current monthly costs to us of the individual’s health and welfare benefits per year for Involuntary Termination without change in control; 24x the current costs to us of the individual’s health and welfare benefits per year for Death or Disability; 18x the current costs to us of the individual’s health and welfare benefits per year for Termination due to change in control.

Pay Ratio Disclosure
As required by the Dodd-Frank Act and applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Jeffrey Miller our Chief Executive Officer:
For our fiscal year ended December 31, 2022:
•	The median of the annual total compensation of all employees (other than our CEO) was $51,733; and
•	The annual total compensation of our CEO, as reported in the 2022 Summary Compensation Table included elsewhere in this Proxy Statement, was $2,756,085.
Based on this information the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees was 53 to 1.
The above ratio is appropriately viewed as an estimate. To identify the median of the annual compensation of our employees, we reviewed the current base salary and the bonus and long-term incentive compensation targets of our U.S. and non-U.S. employees as of December 31, 2022. Out of our approximately 1,398 employees, approximately 707 of our employees are located in India. Once we identified our “median employee,” using the methodology described above, we determined that employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for purposes of calculating the required pay ratio.
Synchronoss Technologies 55

Pay Versus Performance
As required by Section 952(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and our financial performance for each of the last three completed fiscal years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this disclosure differ from those required in the Summary Compensation Table. For our NEOs other than our Principal Executive Officer (our “PEO”), compensation is reported as an average.

Year	Summary Compensation Table Total for First PEO(1) $	Summary Compensation Table Total for Second PEO(2) $	Compensation Actually Paid to First PEO(3)(4) $	Compensation Actually Paid to Second PEO(3)(4) $	Average Summary Compensation Table Total for Non-PEO NEOs(5)	Average Compensation Actually Paid to Non-PEO NEOs(4)(6)	Value of Initial Fixed $100 Investment on December 31, 2019 Based on:		Net Income ($m)	Operating Income (9) ($m)
							Total Shareholder Return(7)	Peer Group Total Shareholder Return(8)
2022	2,756,085	n/a	-17,242,931	n/a	1,143,767	-7,068,589	13	133	-7.7	1.3
2021	4,647,924	n/a	-1,006,157	n/a	1,492,555	1,635,495	51	207	-23.1	-19.0
2020	1,415,614	4,572,180	719,085	-51,556,202	1,414,545	-2,728,264	99	150	-10.4	-48.1
(1)
Jeffrey Miller has served as our PEO since September 2020. The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Miller in the “Total” column of the Summary Compensation Table in the applicable fiscal year.

(2)
Glenn Lurie served as our PEO from November 2017 to September 2020. The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Miller in the “Total” column of the Summary Compensation Table in the applicable fiscal year.

(3)
In accordance with SEC rules, the following adjustments were made to determine the compensation actually paid to our PEO during fiscal years 2022, 2021 and 2020, which consisted solely of adjustments to the PEO’s equity awards:

	2022	2021	2020
	First PEO	First PEO	First PEO	Second PEO
Reported Summary Compensation Table Total ($)	2,756,085	4,647,924	1,415,614	4,572,180
Reported Summary Compensation Table Stock Award Value ($)	-143,856	-3,293,156	-600,000	-3,000,000
Reported Summary Compensation Table Option Award Value ($)	-485,229	-603,768	-113,857	-1,000,000
Change in fair value of Equity granted prior to covered year that Vested during covered FY ($)	+1,152,298	-994,456	-632,989	-18,462,100
Change in fair value of Unvested Equity at FYE granted prior to the covered FY ($)	-22,145,423	-4,036,294	-87,114	-261,839
Fair value of Unvested Equity at FYE granted during the covered FY ($)	+1,623,195	+3,273,593	+737,432	0
Fair value of Awards that were Forfeited during the Applicable FY ($)	0	0	0	-33,404,444
Compensation Actually Paid ($)	-17,242,931	-1,006,157	719,085	-51,556,202
(4)
For performance-based restricted cash units, the grant date fair value of awards used for Summary Compensation Table calculations assumes target performance. To determine the year-end fair values used in the Compensation Actually Paid calculations, we have updated the performance expectations to reflect the latest performance estimates for unvested and outstanding awards at each fiscal year end date.

For stock options awards, updated market input assumptions (stock price, risk free interest rate, volatility, expected term, and future dividend yield expectations) have been used to determine the fair values of outstanding awards as of the identified vesting dates and the relevant fiscal year end dates using the Black Scholes Merton option pricing model.
56 Synchronoss Technologies

(5)	The non-PEO NEOs for each year reported are as follows:

Year	NEOs included in Average
2022	Louis Ferraro, Christopher Hill, Patrick Doran, Christina Gabrys, Taylor Greenwald
2021	Taylor Greenwald, Christopher Hill, Patrick Doran, Louis Ferraro, Ronald Prague, David Clark
2020	David Clark, Christopher Hill, Patrick Doran, Ronald Prague, Mary Clark
The dollar amounts reported in this column represent the average of the amounts reported for the non-PEO NEOs in the “Total” column of the Summary Compensation Table in the applicable fiscal year.
(6)
In accordance with SEC rules, the following adjustments were made to determine the compensation actually paid on average to our non-PEO NEOs during fiscal years 2022, 2021 and 2020, which consisted solely of adjustments to the non-PEO NEOs’ equity awards:

	2022	2021	2020
	Avg NEO	Avg NEO	Avg NEO
Reported Summary Compensation Table Total ($)	1,143,767	1,492,555	1,414,545
Reported Summary Compensation Table Stock Award Value ($)	-459,896	-697,541	-552,000
Reported Summary Compensation Table Option Award Value ($)	-153,299	-151,601	-234,804
Change in fair value of Equity granted prior to covered year that Vested during covered FY ($)	+115,754	-137,824	-1,995,008
Change in fair value of Unvested Equity at FYE granted prior to the covered FY ($)	-8,206,868	-509,989	-66,998
Fair value of Unvested Equity at FYE granted during the covered FY ($)	+491,952	+1,639,896	+542,938
Fair value of Awards that were Forfeited during the Applicable FY ($)	0	0	-1,836,937
Compensation Actually Paid ($)	-7,068,589	1,635,495	-2,728,264
(7)
Calculated in the same manner as required under Item 201(e) of Reg S-K, measuring the TSR from the market close on the last trading day before the earliest fiscal year in table through to and including the end of the fiscal year for which TSR is calculated.

(8)	The peer group TSR represents the Nasdaq Computer Index (IXHC) in line with the stock performance chart on page 44 in our 10-K.
(9)	Operating Income is a GAAP financial measure.
Synchronoss Technologies 57

Descriptions between Compensation Actually Paid and Total Shareholder Return
The following graph provides an illustration of the relationship between Compensation Actually Paid and the total shareholder return of Synchronoss and the Nasdaq Computer Index.

(1)
PEO data for 2022 and 2021 represent the compensation actually paid to Jeffrey Miller only in those years. 2020 PEO data includes a bar for Jeffrey Miller’s compensation actually paid in the year and a bar for Glenn Lurie’s compensation actually paid in the year.

Descriptions between Compensation Actually Paid and Net Income
The following graph reflects the relationship between the PEO and average non-PEO NEO compensation “actually paid” and the Company’s net income for the fiscal years ended December 31, 2022, 2021 and 2020. While we are required by SEC rules to disclose the relationship between our net income and compensation “actually paid” to our NEOs, this is not a metric our compensation committee currently uses in evaluating our NEOs’ compensation.

(1)
PEO data for 2022 and 2021 represent the compensation actually paid to Jeffrey Miller only in those years. 2020 PEO data includes a bar for Jeffrey Miller’s compensation actually paid in the year and a bar for Glenn Lurie’s compensation actually paid in the year.

58 Synchronoss Technologies

Descriptions between Compensation Actually Paid and Operating Income
The following graph reflects the relationship between the PEO and average non-PEO NEO compensation “actually paid” and the Company’s Operating Income for the fiscal years ended December 31, 2022, 2021 and 2020.

(1)
PEO data for 2022 and 2021 represent the compensation actually paid to Jeffrey Miller only in those years. 2020 PEO data includes a bar for Jeffrey Miller’s compensation actually paid in the year and a bar for Glenn Lurie’s compensation actually paid in the year.

Most Important Performance Measures
The table below represents the most important financial performance measures used by the Company to link compensation actually paid to our named executive officers to Company performance for FY22, as discussed further in our Compensation Discussion and Analysis (CD&A) above.
Operating Income
Revenue
Adjusted Free Cash Flow
Adjusted EBITDA
Synchronoss Technologies 59

Report of the Audit Committee(1)
The Audit Committee of the Board consists of the three non-employee directors named below. The Board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that Laurie Harris is an audit committee financial expert as described in applicable rules and regulations of the Securities and Exchange Commission.
The principal purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee is responsible for selecting and engaging the Company’s independent registered public accounting firm and approving the audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee’s function is more fully described in its charter, which the Board has adopted and which the Audit Committee reviews on an annual basis.
The Company’s management is responsible for preparing the Company’s financial statements and the Company’s financial reporting process. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles as well as expressing an opinion on the effectiveness of our internal control over financial reporting as of December 31, 2022. The Audit Committee has reviewed and discussed with the Company’s management the audited financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “10-K”).
The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. Statement on Auditing Standards No. 61, as amended or supplemented, entitled “Communications with Audit Committees.” Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee also discussed with Ernst & Young LLP its independence from the Company.
Based upon the review and discussions described above, the Audit Committee recommended to our Board of Directors that the audited financial statements as of December 31, 2022 be included in the 10-K for filing with the United States Securities and Exchange Commission.
Submitted by the following members of the Audit Committee:
Laurie L. Harris, Chair
Kristin S. Rinne
Martin F. Bernstein
(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Synchronoss Technologies, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

60 Synchronoss Technologies

Equity Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information known to us regarding beneficial ownership of our Common Stock as of April 17, 2023 by:
•	Each person, or group of affiliated persons, who is known to us to own beneficially more than five percent (5%) of our Common Stock;
•	Each of our named executive officers;
•	Each of our current directors; and
•	All of our current directors and executive officers as a group.
The table below is based upon information supplied by executive officers, directors and principal stockholders and Schedule 13Gs and 13Ds filed with the SEC through April 17, 2023.
As of April 17, 2023, 93,495,028 shares of our Common Stock were outstanding. The amounts and percentages of our Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The information does not necessarily indicate beneficial ownership for any other purposes. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest. Except as otherwise set forth below, the street address of the beneficial owner is c/o Synchronoss Technologies, Inc., 200 Crossing Boulevard, 8th Floor, Bridgewater, NJ 08807.
	Common Stock Beneficially Owned(1)
Name	Shares	%
B. Riley Financial, Inc.(2)	13,004,101	13.9
180 Degree Capital Corp.(3)	7,822,738	8.4
Allspring Global Investments, LLC(4)	5,348,259	5.7
Directors, Current Executive Officers and Named Executive Officers
Stephen Waldis(5)	983,463	1.1
Jeffrey Miller(6)	1,588,372	1.7
Christopher Hill(7)	623,400	*
Patrick Doran(8)	813,483	*
Louis Ferraro Jr.(9)	382,518	*
Christina Gabrys(10)	177,473	*
Kristin Rinne(11)	344,234	*
Mohan Gyani(12)	312,318	*
Laurie Harris(13)	349,961	*
Martin Bernstein(14)	378,277	*
All current executive officers and directors as a group (11 persons)(15)	6,102,857	6.5
*	Less than 1%
(1)	Does not include 70,700 shares of Series B Preferred Stock, which are non-voting and non-convertible.
(2)
B. Riley Financial, Inc. beneficially owns 12,080,499 shares of Common Stock, with shared voting power with respect to 12,080,499 of such shares and shared dispositive power with respect to 12,080,499 of such shares. Bryant R. Riley beneficially owns 13,004,101 shares of Common Stock, with sole voting power with respect to 923,602 of such shares, sole dispositive power with respect to 923,602 of such shares, with shared voting power with respect to 12,080,499 of such shares and shared dispositive power with respect to 12,080,499 of such shares. Bryant R. Riley may be deemed to indirectly beneficially own 923,602 shares of Common Stock, of which (i) 913,774 shares received upon distribution from a limited

Synchronoss Technologies 61

partnership are held jointly with his wife, Carleen Riley, (ii) 2,457 shares received upon distribution from a limited partnership are held as sole custodian for the benefit of Abigail Riley, (iii) 2,457 shares received upon distribution from a limited partnership are held as sole custodian for the benefit of Charlie Riley, (iv) 2,457 shares received upon distribution from a limited partnership are held as sole custodian for the benefit of Eloise Riley and (iv) 2,457 shares received upon distribution from a limited partnership are held as sole custodian for the benefit of Susan Riley. Bryant R. Riley may also be deemed to indirectly beneficially own the 12,080,499 shares of Common Stock held directly by B. Riley Financial, Inc. Bryant R. Riley disclaims beneficial ownership of the shares held by B. Riley Financial, Inc. in each case except to the extent of his pecuniary interest therein. The address for B. Riley Financial and Bryant R. Riley is 111000 Santa Monica Boulevard, Suite 800, Los Angeles, CA 90025. The foregoing information is based on a Schedule 13D filed by B. Riley Financial, Inc. and Bryant R. Riley on March 13, 2023.
(3)
180 Degree Capital Corp. beneficially owns 7,822,738 shares of Common Stock, with shared voting power with respect to 7,822,738 of such shares and shared dispositive power with respect to 7,822,738 of such shares. 180 Degree Capital Corp. disclaims beneficial ownership of 2,355,657 of these shares that are beneficially owned by a separately managed account (“SMA”). 180 Degree Capital Corp. has shared dispositive and voting power over these shares through its position as Investment Manager of the SMA. 180 Degree Capital Corp. disclaims beneficial ownership of these shares owned by SMA except for its pecuniary interest therein. The address for 180 Degree Capital Corp. is 7 N. Willow Street, Suite 4B, Montclair, New Jersey 07042. The foregoing information is based on a Schedule 13G filed by 180 Degree Capital Corp. on February 14, 2023.

(4)
Allspring Global Investments Holdings, LLC. beneficially owns 5,348,259 shares of Common Stock, with sole voting power with respect to 5,153,222 of such shares and sole dispositive power with respect to 5,348,259of such shares. Allspring Global Investments, LLC has sole voting power with respect to 825,722 of such shares with sole dispositive power with respect to 5,339,023 of such shares. The address for Allspring Global Investments Holdings, LLC is 525 Market Street, 10th Floor, San Francisco, CA 94105. The foregoing information is based on a Schedule 13G filed by Allspring Global Investments Holdings, LLC on January 12, 2023.

(5)	Includes 332,935 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase. Excludes 9,248 shares subject to options not exercisable within 60 days of April 17, 2023.
(6)
Includes 944,434 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase. Includes 1,241 shares subject to options exercisable within 60 days of April 17, 2023. Excludes 501,951 shares subject to options not exercisable within 60 days of April 17, 2023.

(7)	Includes 321,421 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase. Excludes 204,333 shares subject to options not exercisable within 60 days of April 17, 2023.
(8)
Includes 348,121 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase. Includes 1,241 shares subject to options exercisable within 60 days of April 17, 2023. Excludes 185,921 shares subject to options not exercisable within 60 days of April 17, 2023.

(9)	Includes 240,169 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase. Excludes 135,269 shares subject to options not exercisable within 60 days of April 17, 2023.
(10)	Includes 133,343 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase. Excludes 67,025 shares subject to options not exercisable within 60 days of April 17, 2023.
(11)	Includes 222,023 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase. Excludes 6,165 shares subject to options not exercisable within 60 days of April 17, 2023.
(12)	Includes 222,023 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase. Excludes 6,165 shares subject to options not exercisable within 60 days of April 17, 2023.
(13)	Includes 222,023 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase. Excludes 6,165 shares subject to options not exercisable within 60 days of April 17, 2023.
(14)	Includes 212,775 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase. Excludes 20,000 shares subject to options not exercisable within 60 days of April 17, 2023.
(15)
Includes 3,302,617 shares of restricted Common Stock subject to the Company’s lapsing right of repurchase. Includes 2,482 shares subject to options exercisable within 60 days of April 17, 2023. Excludes 1,194,492 shares subject to options not exercisable within 60 days of April 17, 2023.

62 Synchronoss Technologies

Related Party Transactions
In addition to the compensation arrangements with our directors and executive officers described elsewhere in this proxy statement, the following is a description of each transaction since January 1, 2022 and each currently proposed transaction, arrangement or relationship in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Such transactions, arrangements or relationships are subject to review, approval or ratification by our Board or a committee composed of members of our Board. Our Audit Committee has the principal responsibility for reviewing related person transactions pursuant to written policies and procedures adopted by our Board, subject to specified exceptions and other than those that involve compensation. In conformance with regulations of the SEC, these policies and procedures define related persons to include our executive officers, our directors and nominees to become a director of our Company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of, or person sharing the household with, any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest. In accordance with our policies and procedures, related person transactions shall be completed or shall continue only if approved or ratified by our Audit Committee or the disinterested members of our Board and only if the terms of the transaction are determined to be in, or not to be inconsistent with, the best interests of our Company and our stockholders. The approval of our Compensation Committee is required to approve any transaction that involves compensation to our directors and executive officers. This approval process does not apply to any transaction that is available to all of our employees generally.
•	Cash Merger Transaction Proposal

On March 10, 2023, we received a non-binding proposal from B. Riley Financial, Inc. (“B. Riley”) to acquire all outstanding shares of our Common Stock for a price of $1.15 per share, payable in cash (the “B. Riley Proposal”). B. Riley, together with its affiliates, owns approximately 13.9% of our outstanding Common Stock and is the largest holder of our Common Stock. B. Riley also nominated one of our directors pursuant to a pre-existing agreement with us.

Consistent with its fiduciary duties and in consultation with its advisors, our Board will carefully review the B. Riley Proposal to determine the course of action that it believes will maximize value for our stockholders.
Other Matters
Our Board does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider stockholder proposals that are timely and comply with the provisions of our amended and restated bylaws (including proposals omitted from the Proxy Statement and form of Proxy pursuant to the proxy rules of the SEC) and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
Synchronoss Technologies 63

PROPOSAL 1
ELECTION OF DIRECTORS

The Board Recommends you vote FOR the election of director nominees

Our Board currently consists of six directors divided into three classes with staggered three-year terms. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Each director nominated for election to our Board this year as Class II directors, his or her age as of April 17, 2022, the position and office held with us and certain biographical information are set forth below. The two directors to be elected will hold office until the 2026 Annual Meeting of Stockholders and until his or her successor is elected, or until his or her death, resignation or removal. It is our policy to encourage nominees for director to attend the Annual Meeting. All of our then serving directors attended our 2022 Annual Meeting of Stockholders.
Our directors are elected by a plurality of the votes cast at the Annual Meeting, meaning that the two nominees receiving the most “For” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. An instruction to “Withhold” authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as a vote against the nominee. Abstentions and “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will have no effect on the outcome of the election of a candidate for director. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board, if any. Each nominee for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
BOARD OF DIRECTOR COMPOSITION
The following table includes the name, age, position, class and term expiration year for each of our directors and is current as of the date of this Proxy Statement.
Name	Age	Position	Class	Term Expiration Year
Laurie Harris	64	Director	Class I	2025
Jeffrey Miller	59	President, CEO and Director	Class I	2025
Kristin S. Rinne	68	Director	Class II	2023
Martin F. Bernstein	36	Director	Class II	2023
Mohan Gyani	71	Director	Class III	2024
Stephen G. Waldis	55	Executive Chair of the Board	Class III	2024
64 Synchronoss Technologies

DIRECTOR QUALIFICATIONS
The following paragraphs provide information as of the date of this Proxy Statement about each member of our Board, including the nominees. In addition to the information presented below regarding each director’s experience and qualifications that lead our Board to the conclusion that he or she should serve as a director of our Company in light of our business and structure, we also believe that all of our directors have a reputation for integrity and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to our Company and our Board.
DIRECTOR NOMINEES
The Board of Directors recommends that stockholders vote “FOR” the two nominees listed below:
KRISTIN S RINNE Director Since: 2018 Synchronoss Committees: • Audit • Nominating/Corporate Governance (Chair) • Compensation • Business Development
Kristin S. Rinne held various senior positions at AT&T, including heading the company’s networks technologies organization, until she retired in 2014. Ms. Rinne brought early leadership in deploying GSM technology in the United States, setting the stage for the success of the 3GPP family of technologies. Ms. Rinne formerly held the positions of CTO of Cingular Wireless, vice president of technology strategy for SBC Wireless and managing director of operations at Southwestern Bell Mobile Services. Her contributions to the industry also include serving as chairperson of the Board of Governors at 3G Americas, LLC, and the Alliance for Telecommunications Industry Solutions (ATIS). Ms. Rinne is a “Women in Technology Hall-of-Famer”, as well as a member of the “Wireless Hall of Fame,” and was named among Fierce Wireless’ “Top 10 Most Influential Women in Wireless” list from 2011 through 2014. She sits on the board of directors for Ericsson LM Telephone Co and serves as the Chair of the technology and science committee, as well as sitting on the Board of Trustees at Washburn University Foundation. Ms. Rinne holds a bachelor’s degree from Washburn University. Our Board believes Ms. Rinne’s qualifications to sit on our Board include her extensive experience in the telecommunications industry.

MARTIN F. BERNSTEIN Director Since: 2021 Synchronoss Committees: • Audit • Compensation • Business Development
Martin F. Bernstein has served on the Board since July 2021. Mr. Bernstein brings extensive experience working with management teams and boards on capital allocation strategies, governance, financing and operational turnarounds. He currently serves as the Head of Private Investments with B. Riley Principal Investments and is responsible for sourcing, underwriting and managing company investments in addition to leading distribution to the firm’s syndication partners. He has led numerous investments across technology, transportation, automotive, aerospace, manufacturing, power, infrastructure and other sectors. Prior to joining B. Riley in March 2021, Mr. Bernstein was with Anchorage Capital and led investments across capital structures, including public equities, private equity, performing credit, bank debt and distressed debt and restructuring situations from the firm’s New York and London offices. He previously worked as an analyst at Bocage Capital and was on the investment team for the endowment at Howard Hughes Medical Institute. Mr. Bernstein currently serves on the board of nominees for Fondul Proprietatea. Mr. Bernstein earned an AB in history from Dartmouth College. Our Board believes Mr. Bernstein’s qualifications to sit on our Board include his extensive experience working with management teams and boards on capital allocation strategies, governance, financing and operational turnarounds.

Synchronoss Technologies 65

Continuing Directors — Term Ending in 2024
STEPHEN G. WALDIS Founder and Former Chief Executive Officer Executive Chair of the Board Director Since: 2000 Synchronoss Committee: • Business Development
Stephen G. Waldis has served as our Executive Chair since January 2017, having served as Chair of the Board since 2001, Chief Executive Officer from 2000 until January 2017 and as a director since founding Synchronoss in 2000. From 2000 until 2011, Mr. Waldis also served as President. From 1994 to 2000, Mr. Waldis served as Chief Operating Officer at Vertek Corporation, a privately held professional services company serving the telecommunications industry. From 1992 to 1994, Mr. Waldis served as Vice President of Sales and Marketing of Logical Design Solutions, a provider of telecom and interactive solutions. From 1989 to 1992, Mr. Waldis worked in various technical and product management roles at AT&T. Mr. Waldis received a Bachelor of Arts degree in corporate communications from Seton Hall University. Our Board believes Mr. Waldis’ qualifications to sit on our Board include his extensive experience in the software and services industry and previously serving as our Chief Executive Officer and one of our founders.

MOHAN GYANI Director Since: 2019 Synchronoss Committees: • Compensation (Chair) • Business Development
Mohan S. Gyani held several executive positions in the telecommunications industry including at AT&T Wireless from 2000 until he retired in 2003 as President and Chief Executive Officer of AT&T Wireless Mobility Services. Prior to AT&T, Mr. Gyani was Executive Vice President and CFO of AirTouch from 1994 to 1999. Mr. Gyani has served on numerous public and private company boards and is currently a member of the Board of Directors of Digital Turbine. Mr. Gyani received a bachelor’s degree and master’s in business administration from San Francisco State University. Our Board believes Mr. Gyani’s qualifications to sit on our Board include his extensive experience in the telecom and wireless industries and in senior financial positions.

66 Synchronoss Technologies

Continuing Directors — Term Ending in 2025
LAURIE HARRIS Director Since: 2019 Synchronoss Committees: • Audit (Chair) • Nominating/Corporate Governance
Laurie L. Harris served as global engagement audit partner at PricewaterhouseCoopers LLP (PwC), a global and top-tier assurance, tax and advisory firm, for 25 years before retiring in 2018. Ms. Harris currently serves as a director of IWG, plc, Hagerty, Inc. and on several private company boards. Ms. Harris received a bachelor of science degree in business administration from the University of Southern California and is a licensed CPA in New York and California. Our Board believes Ms. Harris’ qualifications to sit on our Board include her extensive financial experience and her more than three decades of experience advising large public companies, private equity backed entities and Fortune 100 organizations.

JEFFREY G. MILLER Director Since: 2021 Synchronoss Committees: • Business Development (Chair)
Jeffrey G. Miller has served as our President, Chief Executive Officer and a Director since March 2021, after holding the position of interim President and Chief Executive Officer since September 2020. Mr. Miller joined Synchronoss as Chief Commercial Officer in October 2018. Mr. Miller previously served as President of IDEAL Industries Technology Group from December 2017 to October 2018. Prior to IDEAL, Mr. Miller held several senior sales and operations positions at Motorola during a 16-year tenure, most recently as Corporate Vice President and General Manager of Operations in North America for Motorola Mobility, LLC. Mr. Miller received a degree in business from Miami University of Ohio and a master’s degree in Business Administration from The Ohio State University. Our Board believes Mr. Miller’s qualifications to sit on our Board include his broad experience in the software and services industry and his experience with our Company.

Synchronoss Technologies 67

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has appointed Ernst & Young LLP, independent registered public accounting firm, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since its formation in 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s amended and restated by-laws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
To ratify the selection by the Audit Committee of Ernst & Young LLP, as the independent registered public accounting firm of the Company for its fiscal year ended December 31, 2023, the Company must receive a “For” vote from the majority of all the outstanding shares that are present at the Annual Meeting or represented by proxy and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted “For” or “Against” the proposal and will have no effect on the proposal. Because this proposal is a routine matter, a broker or other nominee may generally vote on this proposal.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2022 and December 31, 2021 by Ernst & Young LLP, the Company’s principal accountant. All services described below for 2022 and 2021 were approved by the Audit Committee.
	Fiscal Year Ended
	2022	2021
	(In thousands)
Audit Fees(1)	$2,091	$2,530
Audit Related(2)	$475	180
Tax Services	$—	$—
Other	$7	$7
Total Fees	$2,573	$2,717
(1)
For professional services rendered for the audits of annual financial statements, including the audit of annual financial statements and internal control over financial reporting for the years ended December 31, 2022 and 2021. The audit fees also include the review of quarterly financial statements included in the Company’s quarterly reports on Form 10-Q, statutory audits of foreign subsidiaries and other regulatory filings or similar engagements.

(2)
Audit related fees consisted of services with respect to the Statement on Standards for Attestation Engagements (SSAE) No. 16 to report on the controls and services provided to customers by service organizations.

68 Synchronoss Technologies

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee’s policy, subject to certain permitted exceptions for certain de minimis services, is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence. The independent registered public accounting firm and management are required to meet with the audit committee to review and discuss our annual and quarterly financial statements and related disclosures, as well as our critical accounting policies and practices. Additionally, the audit committee is responsible for reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements. All of the services of Ernst & Young LLP for 2021 and 2022 described above were pre-approved by the audit committee.

The Board Recommends you vote FOR Proposal 2

Synchronoss Technologies 69

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are requesting our stockholders to vote, on an advisory basis, on the compensation of our NEOs as described in the “Compensation of Executive Officers” section of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, occurs on an annual basis, with the next such advisory vote being scheduled for the 2024 annual meeting of stockholders, and gives our stockholders the opportunity to express their views on the compensation of our NEOs.
COMPENSATION PROGRAM AND PHILOSOPHY
Our executive compensation philosophy and programs are designed to attract, retain, and motivate high-quality executives who possess the diverse skills and talents required to help us achieve our short and long-term financial and strategic goals. We believe that our executive compensation programs foster a performance-oriented culture that aligns our executives’ interests with those of our stockholders over the long term. We believe that the compensation of our executives is both appropriate for and responsive to the goal of improving stockholder value. Specifically, we tie a significant portion of executive compensation to stockholder return in the form of at-risk or variable realizable compensation. The approval, on an advisory basis, of the compensation of the Company’s NEOs requires a “For” vote from the majority of all of the outstanding shares that are present at the Annual Meeting or represented by proxy and cast affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted “For” or “Against” this proposal and will have no effect on this proposal.
COMPENSATION DISCUSSION AND ANALYSIS
Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the tables and narrative discussion that follow for detail about our executive compensation programs, including information about the fiscal year 2022 compensation of our NEOs.
RECOMMENDATION
For the above reasons, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:
RESOLVED:
That the stockholders approve, on an advisory non-binding basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, related compensation tables, and the accompanying narrative disclosure set forth in the Proxy Statement relating to the Company’s Annual Meeting of Stockholders.
Even though this say-on-pay vote is advisory and therefore will not be binding, our Compensation Committee and our Board value the opinions of our stockholders. Accordingly, we expect to take into account the outcome of the vote when considering future executive compensation decisions.

The Board Recommends you vote FOR Proposal 3

70 Synchronoss Technologies

PROPOSAL 4
ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
In Proposal 3, we provided our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, or a “say-on-pay” vote. In accordance with Section 14A of the Exchange Act, in this Proposal 4 we are asking our stockholders to cast a non-binding, advisory vote regarding the frequency of future stockholder advisory votes on executive compensation. Stockholders may vote for a frequency of every one, two, or three years, or may abstain. We are required to conduct this vote at least every six years and we last conducted a “say-on-pay frequency” vote in the proxy statement for our 2017 annual meeting. At that time, we recommended the inclusion of a “say-on-pay” vote on an annual basis and 76.4% of the votes cast by our stockholders at our 2017 annual meeting of stockholders were cast in favor of an annual “say-on-pay” vote. We have conducted “say-on-pay” votes on an annual basis since that annual meeting.
This year, we are once again asking our stockholders to provide their input with regard to “say-on-pay frequency,” asking whether the advisory “say-on-pay” vote should occur once every year, every two years or every three years. The advisory approval of the proposal regarding the frequency of future advisory votes on the compensation of the Company's NEOs requires a “For” vote for one of the three options presented: every “1 Year,” every “2 Years” or every “3 Years.” The option receiving the plurality of votes from the outstanding shares that are present in person or represented by proxy and cast affirmatively or negatively at the Annual Meeting will be the option deemed recommended by our stockholders. Abstentions and broker non-votes will not be counted “For” or “Against” this proposal and will have no effect on this proposal.
Our Board has determined that an annual advisory “say-on-pay” vote is the most appropriate alternative for Synchronoss. Our Board’s determination was influenced by the fact that the compensation of our NEOs is evaluated, adjusted and approved on an annual basis. As part of the annual review process, our Board concluded that stockholder sentiment should be a factor that is taken into consideration by the Board and the Compensation Committee in making decisions with respect to executive compensation.
By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for Synchronoss and we look forward to hearing from our stockholders on this agenda item every year. Accordingly, our Board recommends that the advisory “say-on-pay” vote be held every year.
You may cast your vote on “say-on-pay frequency” by choosing the option of every 1 year, 2 years, or 3 years or you may abstain from voting on this proposal.
RECOMMENDATION
For the above reasons, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:
RESOLVED:
That the stockholders approve, on an advisory non-binding basis, the submission by the Company of a non-binding, advisory say-on-pay resolution pursuant to Section 14A of the Exchange Act every;
one year;
two years; or
three years.
The option of 1 year, 2 years or 3 years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our NEOs that has deemed recommended by stockholders.
Even though this vote is advisory and therefore will not be binding, our Compensation Committee and our Board value the opinions of our stockholders. Accordingly, we expect to take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. Nonetheless, the Board may decide that it is in the best interests of our stockholders and Synchronoss to hold an advisory vote on executive compensation more or less frequently than the option recommended by our stockholders.

The Board Recommends you vote FOR every “1 YEAR” on Proposal 4

Synchronoss Technologies 71

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
If you wish to submit a proposal for inclusion in next year’s proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A and Rule 14a-8, in conformance with the Company’s by-laws and submitted in writing to Synchronoss Technologies, Inc., 200 Crossing Boulevard, 8th Floor, Bridgewater, New Jersey 08807, Attn: Secretary, to be received no later than the close of business on January 2, 2024 (120 days before the first anniversary of the date this Proxy Statement is released to stockholders). However, if the date of the Annual Meeting of Stockholders is changed by more than 30 days from the first anniversary of this Annual Meeting, then the deadline will be a reasonable time before the Company begins to print and send its proxy materials.
If you wish to submit a proposal to be presented at the 2024 Annual Meeting of Stockholders but which will not be included in the Company’s proxy materials, your proposal must be submitted in writing and in conformance with our by-laws to Synchronoss Technologies, Inc., 200 Crossing Boulevard, 8th Floor, Bridgewater, New Jersey 08807, Attn: Secretary, no later than the close of business on the 45th day prior to the first anniversary of the date this Proxy Statement is released to stockholders (March 17, 2024), nor earlier than the close of business on the 75th day prior to the first anniversary of the date this Proxy Statement is released to stockholders (February 16, 2024). In the event that the date of the 2024 Annual Meeting of Stockholders is changed by more than 30 days from the first anniversary of this Annual Meeting, then notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
NO INCORPORATION BY REFERENCE
In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “soliciting material.” In addition, this Proxy Statement includes several website addresses. These website addresses (including our corporate website at www.synchronoss.com) are intended to provide inactive, textual references only and are not intended to be active hyperlinks in this proxy. The information on these websites is not part of this Proxy Statement.
72 Synchronoss Technologies

CONTACT FOR QUESTIONS AND ASSISTANCE WITH VOTING
If you have any questions or require any assistance with voting your shares or need additional copies of this Proxy Statement or voting materials, please contact:
Christina Gabrys
Chief Legal Officer, Secretary
Synchronoss Technologies, Inc.
200 Crossing Boulevard, 8th Floor
Bridgewater, NJ 08807
(800) 575-7606
It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend and vote at the Annual Meeting, please vote using the internet or by telephone or by signing and returning a proxy card, if you have received one, so that your shares will be represented at the Annual Meeting. The form of Notice and this Proxy Statement have been approved by the Board of Directors and are being mailed, delivered, or made available to stockholders by its authority.
The Board of Synchronoss Technologies, Inc.
Bridgewater, New Jersey
May 1, 2023
Synchronoss Technologies 73

Board of Directors

Stephen G. Waldis [4]
Founder & Executive Chairman
Synchronoss Technologies, Inc.

Jeff Miller [4]
President & Chief Executive Officer
Synchronoss Technologies, Inc.

Laurie L. Harris [1,3]
Retired, Partner PwC

Martin Bernstein [1,2,4]
Head of Private Investments,
B. Riley Principal Investments

Kristin S. Rinne [1,2,3,4]
Retired, SVP Network & Product Planning AT&T

Mohan Gyani [2,4]
Retired, President & CEO
AT&T Wireless Mobility Services

[1] **Audit Committee**
[2] **Compensation Committee**
[3] **Nominating / Corporate Guidance Committee**
[4] **Business Development Committee**

Management

Jeff Miller
President & Chief Executive Officer

Lou Ferraro
Chief Financial Officer

Christina Gabrys
Chief Legal Officer

Chris Hill
Chief Commercial Officer

Patrick Doran
Chief Technology Officer

Mina Lackner
Chief Human Resources Officer

For address changes, consolidation, lost or replacement certificates, contact:

Transfer Agent and Registrar
American Stock Transfer & Trust Company LLC

6201 15th Avenue
Brooklyn, NY, 11219
800.937.5449

Outside of the US +01.718.921.8200 x 4801

Common Stock

Synchronoss Technologies, Inc. is listed on NASDAQ under the ticker symbol “SNCR”

Virtual Annual Meeting

June 14, 2023 at 11am and the link is
www.virtualshareholdermeeting.com/SNCR2023

Auditors

Ernst & Young LLP
Iselin, NJ 08830

Investor Relations

Matt Glover or Tom Colton
Gateway Group Inc.
949.574.3860
investor@synchronoss.com

synchronoss

Headquarters

Synchronoss Technologies
200 Crossing Blvd, 8th floor
Bridgewater, NJ 08807

Key International Locations

Synchronoss Technologies
The Academy
42 Pearse Street, 1st floor
Dublin 2, Ireland

Synchronoss Technologies
Subramayna No 12 Bannerghatta Road
Bangalore, India 560076

synchronoss

synchronoss

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to **www.virtualshareholdermeeting.com/SNCR2023**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Kristin S. Rinne   02) Martin F. Bernstein

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐
3. To approve on a non-binding advisory basis the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
4. To approve on a non-binding advisory basis the frequency of future stockholder advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked with the arrow on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000609155_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

SYNCHRONOSS TECHNOLOGIES, INC.
Annual Meeting of Stockholders
June 14, 2023 11:00 A.M.
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Christina B. Gabrys and Cara Blaszka, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SYNCHRONOSS TECHNOLOGIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on June 14, 2023, at 11:00 A.M., via a live webcast at www.virtualshareholdermeeting.com/SNCR2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000609155_2 R1.0.0.6

Continued and to be signed on reverse side